SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Crown Andersen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

CROWN ANDERSEN INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD             , 2004

TO OUR SHAREHOLDERS:

This Proxy Statement is furnished to the shareholders of Crown Andersen Inc. for use at the annual meeting of shareholders on             , 2004, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed proxy is solicited on behalf of Crown Andersen’s board of directors and can be revoked at any time prior to the voting of the proxy (as provided herein).

Unless a contrary choice is indicated, all duly executed proxies received by Crown Andersen will be voted as follows:

1.	FOR the approval of a proposal to amend Crown Andersen’s certificate of incorporation to effect a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Crown Andersen’s outstanding common stock. Each shareholder owning less than 500 shares of common stock immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $1.95 per share on a pre-split basis. The reverse/forward stock split and related cash purchase of fractional shares held by shareholders owning less than 500 shares on a pre-split basis is proposed to take Crown Andersen private.

2.	FOR the election of the seven nominees to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

3.	FOR the ratification of Grant Thornton, LLP as Crown Andersen’s independent accountants for the fiscal year ending September 30, 2004.

4.	FOR the adjournment of the annual meeting, if necessary, to solicit additional proxies.

5.	The proxies will be voted in accordance with the recommendation of management as to any other matters that may properly come before the annual meeting.

The reverse/forward stock split will become effective upon the filing of amendments to our certificate of incorporation with the Secretary of State of Delaware, or such later date as specified in the filings. As soon as practicable after the reverse/forward stock split is effective, holders of fewer than 500 shares of common stock immediately prior to the reverse split will receive a cash payment equal to $1.95 times the number of shares they owned immediately prior to the reverse/forward stock split.

The record of shareholders entitled to vote at the annual meeting was taken at the close of business on             , 2004. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is             , 2004. Crown Andersen’s principal executive offices are located at 306 Dividend Drive, Peachtree City, Georgia 30269.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed transactions, passed on the merits of the proposed transactions or passed upon the adequacy or accuracy of the disclosure in the document. Any representation to the contrary is a criminal offense. No person is authorized to give any information or to make any representation not contained in this Proxy Statement or related Schedule 13e-3, and if given or made, such information or representation should not be relied upon as having been authorized by Crown Andersen.

CROWN ANDERSEN INC.

306 DIVIDEND DRIVE

PEACHTREE CITY, GEORGIA 30269

(770) 486-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD             , 2004

As a shareholder of Crown Andersen Inc., you are hereby given notice of and invited to attend in person or by proxy an annual meeting of Crown Andersen’s shareholders to be held at the company’s headquarters, 306 Dividend Drive, Peachtree City, Georgia 30269 on             , 2004, at 10:00 a.m. local time, for the following purposes:

1.	To consider and act upon a proposal to amend Crown Andersen’s certificate of incorporation to effect a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Crown Andersen’s outstanding common stock. Each shareholder owning less than 500 shares of common stock immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $1.95 per share on a pre-split basis. The reverse/forward stock split and related cash purchase of fractional shares held by shareholders owning less than 500 shares on a pre-split basis is proposed to take Crown Andersen private.

2.	To elect seven directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

3.	To ratify the appointment of Grant Thornton, LLP as our independent accountants for the fiscal year ending September 30, 2004.

4.	To vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies.

5.	To transact such other business as may properly come before the annual meeting and any adjournment(s) thereof.

The board of directors has fixed the close of business on             , 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders at the close of business on the record date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.

You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, management desires to have the maximum representation at the meeting and respectfully requests that you date, execute and promptly mail the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a shareholder by notifying Crown Andersen’s Secretary in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the annual meeting and casting your vote, each as specified in the enclosed proxy statement.

By order of the Board of Directors,

Jack D. Brady, Chairman and CEO

Your vote is important. Please execute and return promptly the enclosed proxy card in the envelope provided.

Summary term sheet

The following summary briefly describes the proposed reverse/forward stock split. While this summary describes what we believe are the most material terms and features of the proposed reverse/forward stock split, this Proxy Statement contains a more detailed description of its terms and conditions. We encourage you to read the entire Proxy Statement and the documents it incorporates by reference before voting. This summary term sheet includes references to direct you to a more complete description of the topics that are discussed.

What is Crown Andersen proposing?

•	We are proposing that our shareholders approve a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of our outstanding common stock. The reverse/forward stock split is proposed to take Crown Andersen private. The principal reason for “going private” is to relieve Crown Andersen of the increasing costs, burdens and risks of remaining a public company.

•	Shareholders owning less than 500 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive $1.95 for each share on a pre-split basis. If you own 500 or more shares of common stock immediately prior to the reverse stock split, you will participate in the forward split, which will result in your owning the same number of shares of common stock after the reverse/forward split as you held immediately prior to the reverse/forward split.

•	For further information, see “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

Why is Crown Andersen proposing a reverse/forward stock split?

•	Our board of directors has unanimously approved the reverse/forward stock split and the related cash-out of shareholders owning less than 500 shares of common stock immediately prior to the effective time of the reverse/forward stock split. The purpose of the reverse/forward stock split is to reduce the number of shareholders of record to less than 300, thereby allowing Crown Andersen to terminate its registration under the Securities Exchange Act of 1934 and relieving Crown Andersen of the costs typically associated with the preparation and filing of public documents, since, as a private company, Crown Andersen would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission. The reverse/forward stock split will provide Crown Andersen’s small shareholders (i.e., those shareholders owning less than 500 shares of existing common stock) with liquidity by allowing them to liquidate their shares for cash at a fair value without affecting the market price.

•	We believe, based upon historical information, that Crown Anderson may save at least $385,500 per year in costs associated with being a public reporting company. However, these cost savings are not expected to be fully realized until the fiscal year ended September 30, 2005, if at all.

•	We recognize that there are disadvantages to terminating our status as a public reporting company. For example, there will be no public market for our common stock, which may cause continuing shareholders to find that the price they can receive for their stock is lower, and possibly significantly lower, than the price they would have received if our stock was traded in a public market. However, our board believes that the advantages of terminating Crown Andersen’s status as a public reporting company outweigh the disadvantages.

•	The reasons for the reverse/forward stock split are discussed below under “Special factors—Purpose and reasons for the reverse/forward stock split” at page .

What are the purposes of and reasons for the reverse/forward stock split?

•	Because Crown Andersen has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, it is required to comply with the disclosure and reporting requirements under the Exchange Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, our board of directors determined that the increasing costs of public reporting are not warranted as Crown Andersen’s status as a public company places significant financial burdens and legal risks on Crown Andersen.

•	As a result of recently enacted legislation, most notably the Sarbanes-Oxley Act of 2002, the costs of being a public company in general, and the cost of remaining a public company in particular, are expected to increase dramatically in the near future. For example, Crown Andersen’s directors’ and officers’ insurance premiums are expected to increase upon renewal. Moreover, the new legislation will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed regulations will likely increase audit fees and other costs of compliance, such as attorneys’ fees, and by increasing potential liability of officers and directors will likely result in further increases in insurance premiums.

In light of Crown Andersen’s current size and resources, our board does not believe that these costs are justified, and believes that it is in Crown Andersen’s best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

•	The reverse/forward stock split will reduce the number of Crown Andersen’s record shareholders below 300. As a result, Crown Andersen’s common stock will become eligible for termination of registration under the Exchange Act. Our board of directors considered the following factors when recommending the reverse/forward stock split:

•	The cost savings per year that Crown Andersen expects to realize as a result of the deregistration of its common stock and the decrease in expenses relating to servicing shareholders holding small positions in Crown Andersen’s common stock;

•	The additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies and managing shareholder relations and communications;

•	The fact that Crown Andersen has not been able to realize many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and access to capital markets, due to the limited liquidity and low market price of Crown Andersen’s common stock; and

•	The belief that Crown Andersen’s shareholders have not benefited proportionately from the costs of registration and Nasdaq trading of its common stock, principally as a result of the relatively thin trading market for its common stock, which may have resulted in depressed market prices for Crown Andersen’s common stock; lack of market makers and analysts following Crown Andersen’s performance; and a practical limitation of Crown Andersen’s shareholders’ abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price, thereby effectively rendering their investment illiquid.

Our board of directors also considered the disadvantages of terminating Crown Andersen’s status of a public reporting company, including the fact that there will be no public market for our common stock and shareholders will not be entitled to the same level of information concerning Crown Andersen’s financial condition and results of operation. The board of directors carefully considered these disadvantages and determined that they were outweighed by the advantages of terminating Crown Andersen’s status as a public reporting company.

•	The purposes and reasons for the reverse/forward stock split are discussed below under “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

What will I receive if the reverse/forward stock split is approved?

If the reverse/forward stock split is approved by the shareholders and implemented:

•	Shareholders who hold 500 or more shares of Crown Andersen’s common stock immediately before the effective time of the reverse/forward stock split will continue to hold the same number of common shares after the reverse/forward stock split is implemented.

•	Shareholders who hold less than 500 shares of Crown Andersen’s common stock immediately before the effective time of the reverse/forward stock split will, instead of receiving a fractional share of common stock as a result of the reverse split, receive $1.95 per share on a pre-split basis.

•	The purchase of fractional shares from shareholders owning less than one share after the reverse stock split will not involve commissions or other transaction fees that would be charged if these shareholders sold their shares on the open market. Crown Andersen reasonably estimates that up to an aggregate of approximately $76,000 will be paid to its small shareholders for their resulting fractional shares.

•	The procedure for the payment of cash in lieu of fractional shares is described below under the caption “Proposal No. 1 – Payments to cashed-out shareholders” at page .

What does “going private” mean?

•	“Going private” means that Crown Andersen will no longer be a public reporting company under the federal securities laws. As there will then be less than 300 shareholders of record remaining, registration of Crown Andersen’s stock under the Exchange Act will be terminated, resulting in the delisting of Crown Andersen’s common stock from the Nasdaq Smallcap Market.

•	If the reverse/forward stock split is approved and implemented, Crown Andersen will no longer be required to file annual, quarterly and other reports that it currently files with the SEC.

•	As Crown Andersen’s common stock will no longer be quoted on the Nasdaq Smallcap Market, there will no longer be a public market for its stock.

•	“Going private” is described below under the caption “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

How did the board of directors determine the fairness of the reverse/forward stock split?

•	In response to Crown Andersen’s deteriorating operating performance and an announcement by Jack D. Brady, our president and chief executive officer, that he believed that the company should go private, the board of directors approved the formation of a special committee at its May 7, 2003 meeting to evaluate Crown Andersen’s strategic alternatives, including the possibility of engaging in a “going private” transaction.

•	After considering several alternatives, on August 27, 2003 the board of directors concluded that Crown Andersen’s best alternative would be to initiate a going private transaction by means of a reverse/forward stock split. The board also concluded that no independent committee of directors was necessary to review the fairness of the reverse/forward stock split since each director could adequately convey his opinions and concerns to the entire board without the need of such a committee. Therefore, the special committee was dissolved.

•	The transaction was subject to a number of conditions including the determination of a fair price to cash out shareholders owning less than one share after the reverse stock split, and the approval by Crown Andersen’s shareholders. The board determined that it would submit the going private proposal to the shareholders at the 2004 annual meeting.

•	On March 10, 2004 the board ratified the proposal and adopted a methodology to use in determining a fair price to pay shareholders who are being cashed-out. The adopted methodology used a combination of prices based on various valuation methods, including firm offers, market prices, net book value and liquidation values. The board established a range of between $1.75 and $1.96 and directed management to set the cash-out price using its methodology as applied as of the date of the first public announcement of the going private proposal, which was to be as soon as practicable following the filing of the company’s Form 10-QSB for the fiscal quarter ended December 31, 2003.

•	Each member of the board and Michael P. Marshall, our largest shareholder, believes that the reverse/forward stock split is substantively fair to all shareholders, including unaffiliated shareholders, notwithstanding the absence of a review by special committee, retention of an independent representative of unaffiliated shareholders or appraisal by an independent third party financial advisor. The board believes that it used a reasonable method to determine a fair price of Crown Andersen’s common stock for the purpose of cashing out shareholders owning less than one share after the reverse stock split.

•	Each member of the board and Mr. Marshall believes that the reverse/forward stock split is procedurally fair because, among other things,

•	shareholders of Crown Andersen will have an opportunity to adjust the number of shares each holder owns by purchasing additional shares (subject to market conditions) to avoid being cashed-out and to continue as shareholders of Crown Andersen; and

•	shareholders can also divide or otherwise adjust their existing holdings, prior to the effective date of the reverse/forward stock split, so as to be cashed out with respect to some or all of their shares.

•	As a part of its evaluation of the reverse/forward stock split, the board of directors considered, among other things, the liquidity opportunity provided in the absence of an active trading market and the benefit to continuing shareholders of reduced expenses.

There are a large number of shareholders who own limited amounts of Crown Andersen’s shares, and whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. The reverse/forward stock split will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares.

•	The fairness of the reverse/forward stock split is discussed below under “Special factors – Fairness of the reverse/forward stock split proposal and recommendation of the board” at page .

Do I have appraisal or dissenter’s rights?

•	Under Delaware law, which governs the reverse/forward stock split, you do not have the right to demand the appraised value of your shares or any other dissenter’s rights if you vote against the proposed reverse/forward stock split transaction. Your rights are described under “Appraisal rights and dissenter’s rights” at page .

What are the principal advantages of the reverse/forward stock split?

•	Currently, a relatively thin trading market exists for Crown Andersen’s common stock, so cashing out fractional shares held by shareholders with less than one share after the reverse stock split will permit small shareholders to obtain cash for their otherwise illiquid shareholdings without incurring brokerage or other transaction costs at a fair value.

•	Crown Andersen believes, based upon historical information, that it may save at least $385,500 per year in costs associated with being a public reporting company. However, these cost savings are not expected to be fully realized until the fiscal year ended September 30, 2005, if at all. Therefore, shareholders who continue as shareholders of Crown Andersen will benefit by owning stock in a company with substantially lower expenses.

•	The board believes that the reverse/forward stock split constitutes the most expeditious, efficient, cost effective and fairest method to convert Crown Andersen from a reporting company to a privately held non-reporting company in comparison to other alternatives considered by Crown Andersen.

•	To review the principal advantages of the reverse/forward stock split in greater detail, please read the discussions under “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

What are the principal disadvantages of the reverse/forward stock split?

•	Shareholders who are cashed-out completely will no longer have any ownership or voting rights in Crown Andersen and will not be able to participate in any future growth or profits that Crown Andersen may experience.

•	If the reverse/forward stock split is effected, Crown Andersen will become a private company, and there will be no opportunity for a public market for Crown Andersen’s securities to develop unless Crown Andersen re-registers under the Exchange Act in the future, which is not anticipated at this time.

•	In the absence of a public market, continuing shareholders will likely experience reduced liquidity for their shares of common stock, which would mean that the price they could receive for their stock may be lower, and possibly significantly lower, than the price that would be available in a public market.

•	As a private company, Crown Andersen’s continuing shareholders will not be entitled to receive the same level of information concerning Crown Andersen.

•	To review the principal disadvantages of the reverse/forward stock split in greater detail, please read the discussion under “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

What are the tax implications of the reverse/forward stock split?

•	In general, based upon existing federal income tax law, shareholders who receive cash in lieu of fractional shares will be treated as receiving cash as payment in exchange for their fractional shares, and they will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash. Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

•	Shareholders who remain shareholders of Crown Andersen after the reverse/forward stock split will not incur any tax liability as a result of the reverse/forward stock split and will in general incur a capital gain or loss upon the ultimate disposition of their stock.

•	This summary does not purport to address all aspects of the range of possible federal income tax consequences of the reverse/forward stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the federal income tax consequences to Crown Andersen’s shareholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws.

•	To review the tax implications of the reverse/forward stock split in greater detail, please read the information described under “Special factors – Federal income tax consequences” at page .

We strongly recommend that shareholders consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse/forward stock split in light of their individual circumstances.

Special factors

Purpose and reasons for the reverse/forward stock split

Because Crown Andersen has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, it is required to comply with the disclosure and reporting requirements under the Exchange Act. Since shareholders are not currently realizing many of the principal benefits of public ownership, the board determined that the increasing costs of public reporting were not warranted as Crown Andersen’s status as a public company places significant financial burdens and legal risks on Crown Andersen.

As a result of recently enacted legislation, most notably the Sarbanes-Oxley Act of 2002, the costs of being a public company in general, and the cost of remaining a public company in particular, are expected to increase dramatically in the near future. For example, Crown Andersen’s directors’ and officers’ insurance premiums are expected to increase upon renewal. Moreover, the new legislation will have the effect of increasing the burdens and the potential liabilities of being a public reporting company. This and other proposed regulation will likely increase audit fees and other costs of compliance such as attorneys’ fees, and by increasing the potential liability of officers and directors will likely result in future increases in insurance premiums. In light of Crown Andersen’s current size and resources, the board does not believe that these costs are justified. Therefore, the board believes that it is in Crown Andersen’s best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

Our board of directors has unanimously approved the reverse/forward stock split and the related cash-out of shareholders owning less than 500 shares immediately before the effective time of the reverse/forward stock split. The purpose of these actions is to take Crown Andersen private by reducing the number of shareholders of record to less than 300, thereby:

•	perhaps most importantly, permitting unaffiliated small shareholders to liquidate their shares at a fair value;

•	relieving Crown Andersen of the costs associated with being a public company and the required filing of periodic reports and other documents with the SEC;

•	allowing Crown Andersen to react more quickly to corporate opportunities; and

•	availing Crown Andersen potential access to private financing in an environment where access to public financing is limited.

The board of directors believes that Crown Andersen’s common stock has remained relatively thinly traded and has provided little liquidity for Crown Andersen’s shareholders, particularly those shareholders with larger equity positions. Since Crown Andersen’s shares are relatively thinly traded, it may be difficult for a significant shareholder to cash out without affecting the market price. The board also recognized the concerns of a large number of Crown Andersen’s shareholders owning limited amounts of Crown Andersen’s shares, whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. The reverse/forward stock split will allow such small shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares. In addition, because of Crown Andersen’s small size, the relatively thin trading market, and the limited liquidity of its common stock, Crown Andersen has not been able to utilize the shares as a source of financing for its capital needs. For these reasons, Crown Andersen has not been able to realize the principal benefits of public ownership. Since Crown Andersen’s management does not expect any changes in this situation for the foreseeable future, the board determined that the increasing costs of remaining a public company were not warranted.

As a private company, Crown Andersen’s management will be able to better focus their time and efforts on the operation of Crown Andersen’s business. As a private company with fewer shareholders, Crown Andersen would also have the ability to react more quickly to corporate opportunities, which require shareholder approvals, such as potential mergers or sales of its assets. Crown Andersen is not presently aware of any such corporate opportunities.

The board further believes that “going private” will enhance Crown Andersen’s competitive position. Many of Crown Andersen’s direct competitors are privately held companies. The board believes that Crown Andersen suffers a significant competitive disadvantage because it is required to disclose to the public certain information that privately held competitors are not required to disclose. This disclosure provides those competitors with considerably more information about Crown Andersen than Crown Andersen is able to obtain about its competitors. Furthermore, Crown Andersen’s customers can learn about Crown Andersen’s profit margins and other critical information from these public filings, which places Crown Andersen at a significant disadvantage in negotiations for new contracts.

As stated above, the board of directors believes that there are considerable costs and burdens to Crown Andersen in remaining a public reporting company. To comply with its obligations under the Exchange Act, Crown Andersen incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from the termination of registration of Crown Andersen’s common stock include:

•	lower printing and mailing costs;

•	reduced reporting and disclosure requirements due to Crown Andersen’s private status; and

•	word processing costs and fees for electronic filings in the EDGAR format prescribed by the SEC.

We also believe that there will be a significant reduction in audit and legal fees, and there will be additional savings in director and officer liability insurance once Crown Andersen is no longer subject to the reporting requirements of the Exchange Act. Crown Andersen also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. The termination of the registration of Crown Andersen’s common stock is expected to effectively eliminate or at least substantially reduce many of these costs.

We also expect the reverse/forward stock split to substantially reduce the costs of servicing shareholder accounts. The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of Crown Andersen’s shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

Based on our experience in prior years and the best information that is currently available, we believe that overall cost savings of at least $385,500 annually may be realized by going private. Specifically, the board believes that the cost savings will be as follows:

Nasdaq fees	$40,000
Printing expenses	6,500
EDGAR filing fees	7,500
Transfer agent fees	4,500
D&O insurance premiums	25,000
Audit fees (including reviews of quarterly reports)	92,000
Legal fees	45,000
Other professional fees (e.g., system audit)	50,000
Salaries and employee benefits	115,000

Total Savings	$385,500

These amounts, however, are only estimates, and the actual savings to be realized may be higher or lower than such estimates. We do not expect that the savings will be fully realized until the fiscal year ending September 30, 2005. However, Crown Andersen cannot guarantee that the benefits of going private will be accomplished as rapidly as currently expected, or at all.

The board of directors believes that in light of Crown Andersen’s business and circumstances, these costs could have a material adverse effect on the company’s results of operations and prospects. In making this determination, the board considered the fact that both revenues and net income have dropped significantly during the last two fiscal years. Specifically, revenues have declined from $28.9 million in fiscal 2001 to $17.5 million in fiscal 2003 while net income has declined from $905,000 to a loss of $4.7 million during the same periods. The board also reviewed Crown Andersen’s performance during the first half of fiscal 2004. The board noted that while revenues declined by 6.6% from the corresponding period in fiscal 2003, the net loss narrowed from $1.06 million to $900,000. This positive trend is partially attributable to the company’s cost-cutting measures. Additionally, the board considered whether the recently announced financing transaction may assist in returning the company toward profitability. (See “Certain relationships and related transactions” at page     .) Even with these positive trends, the board concluded that there could be no guarantee that profitability could be achieved in the near future, if at all. Therefore, the board believes that the increasing costs of remaining a public company will continue to represent a significant percentage of Crown Andersen’s revenues and income. For this reason, each member of the board has determined that estimated cost savings, along with the other advantages described above, outweighed any potential detriment from deregistration. Michael P. Marshall, Sr., a former director and our largest single shareholder, has also indicated that he agrees with the board’s analysis and intends to vote his common shares in favor of the proposed reverse/forward split. Mr. Marshall did not participate in the board’s discussion of the proposal after his resignation as a director in October 2003.

Shareholders will benefit from the reverse/forward stock split in that each shareholder owning less than 500 shares immediately before the reverse stock split will receive $1.95 per share on a pre-split basis. While this price exceeds the last closing price of Crown Andersen’s common stock prior to the first public announcement of the proposed transaction on April 13, 2004, it is less than the average closing price over the second and third quarters of fiscal 2004 (through April 12, 2004), which was $2.02. It is also substantially less than the December 31, 2003 per share book value used in determining the cash out price, which was $3.12, and the March 31, 2004 per share book value, which was $2.72. The board believes, however, that the procedure it followed to determine the cash-out price was thorough and systematic and that the cash-out price is fair to the shareholders, including the unaffiliated shareholders. See “Determination of cash-out price” at page     .

If the reverse/forward stock split is approved and implemented using the proposed formula, the number of shareholders of record of Crown Andersen’s common shares will be fewer than 300. We intend to terminate the registration of Crown Andersen’s common stock under the Exchange Act pursuant to Section 12 of the Exchange Act. Following the reverse/forward stock split, the decision to terminate Exchange Act registration upon implementation of the reverse/forward stock split does not require shareholder approval and will not be voted on at the annual meeting. Crown Andersen’s duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once Crown Andersen has less than 300 shareholders of record and made the necessary filings.

The board of directors on March 10, 2004 approved, subject to approval by Crown Andersen’s shareholders, a proposal to effect the reverse/forward stock split and the amendment to Crown Andersen’s certificate of incorporation.

The effect of the reverse/forward stock split will be to purchase the shares of all shareholders who own less than 500 shares for a price of $1.95 per share on a pre-split basis.

Potential disadvantages

While we believe the reverse/forward stock split will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 500 shares will be terminated and such shareholders will not participate in future growth or profits. Crown Andersen will become a private company, and continuing shareholders will not have the opportunity for a public market for Crown Andersen’s securities to develop unless Crown Andersen re-registers under the Exchange Act in the future, which is not anticipated at this time.

After the reverse/forward stock split, Crown Andersen will terminate the registration of its common stock under the Exchange Act and will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of Crown Andersen’s reporting obligations under the Exchange Act:

•	less information will be required to be furnished to shareholders or to be made publicly available by Crown Andersen;

•	there will no longer be an active market for Crown Andersen’s common stock, which may cause continuing shareholders to experience a significant loss of value in their investment;

•	various provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirements of an annual report to shareholders, will no longer apply to Crown Andersen;

•	the reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to Crown Andersen’s executive officers, directors and 10% shareholders;

•	the company will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act; and

•	officers of the company will no longer be required to certify accuracy of the company’s financial statements.

Furthermore, shareholders of Crown Andersen receiving cash as a result of the reverse/forward stock split will be subject to federal income taxes and possibly state and other taxes, as if they had sold their shares. If the amount of cash received exceeds the basis in their stock, shareholders who receive cash due to the reverse/forward stock split may be required to pay taxes on their respective shares of existing common stock. For further information, see “Special factors – Federal income tax consequences” at page     .

Background

During the second and third quarters of fiscal year 2003, our board of directors had a number of informal discussions with management relating to Crown Andersen’s business and its strategic alternatives. Among other alternatives, management and the board considered the issue of whether Crown Andersen should continue to keep its common stock registered under the applicable provisions of the Exchange Act or whether it would be in the best interests of Crown Andersen and its shareholders to engage in a “going private” transaction that would result in Crown Andersen’s existing common stock becoming eligible for termination of registration under the Act.

These discussions arose out of the directors’ collective realization that the economic and regulatory climate in which Crown Andersen operates has changed dramatically over the past year or two. The board realized that, given the very significantly depressed nature of the global manufacturing market for incineration and air pollution control and related equipment, Crown Andersen would be unlikely to increase sales of its products at reasonable prices for the foreseeable future. As a result, Crown Andersen’s revenues would be significantly diminished, while its operating costs would continue or increase.

After several years of revenue increases, revenue began to decline during the fiscal year 2002. Fiscal year 2003 revenues were under $17 million, which represents more than a 23% decline from fiscal year 2002 revenues and more than a 41% decline from fiscal year 2001 revenues. Also, Nasdaq expenses, audit costs and legal costs all increased from prior years, as did D&O insurance and liability insurance costs. Crown Andersen has lost money in five of the last six years with some contribution to that loss coming from the costs associated with being public, which have constantly increased during the same period.

We believe that revenues from North American customers will decrease to less than 30% of total revenues over the next five years due to regulatory requirements which virtually prohibit incinerator installation and because of an almost complete absence of expansion of manufacturing facilities which use Crown Andersen equipment in the United States and Canada. The Nasdaq Smallcap market is primarily a United States marketplace for small company securities, and we believe that the absence of U.S. and Canadian sales and the predominance of Asian and Middle Eastern sales is perceived by potential U.S. investors as unusually risky and unattractive. Thus, an improving public market price seems highly unlikely at any time in the reasonable future. Even the Asian and Middle Eastern markets, although more active than the North American markets, are soft. The board has concluded that the outlook for the global manufacturing market for incinerators and air pollution control and related equipment has turned rather negative due to the increasingly soft and negative economic conditions and the resulting various customer project delays. This is especially true in the United States and Canada. The fall in stock market valuations and the loss of investor confidence has also greatly affected the overall economic outlook, especially with regard to corporate spending and corporate investment, and has led to an adverse outlook and atmosphere for Crown Andersen.

The events of September 11, 2001 had an enormous adverse impact on Crown Andersen and its customers. The manufacturing industries that produce waste materials and emissions to the atmosphere experienced an immediate reduction in product demand and they began to stop expansion projects already underway and cancel future projects. Chemical and pharmaceutical manufacturers were especially hard hit and they are typically Crown Andersen’s best customers. The board of directors began to look for methods to improve business projects in fiscal 2002. Initial focus was on combining with companies in similar business areas to “buy additional market share”, but financing could not be found as a public entity. This absence of capital was further exacerbated by the Enron and Worldcom scandals, which ultimately resulted in even higher public company disclosure costs and diminished prospects for future Crown Andersen profitability.

At its May 7, 2003 meeting, Jack D. Brady, our chairman and chief executive officer, announced that he had concluded that the company should be taken private. Mr. Brady stated that he had independently considered several options, including the sale of the company, the sale of a division or subsidiary of the company, and a liquidation. After considering these options, Mr. Brady had concluded that the company’s best alternative was to go private. At that time, Mr. Brady envisioned a privatization that would cash out all but a few large shareholders. However, no details had been determined. In light of Mr. Brady’s announcement, the board decided to establish an independent committee to evaluate any proposal submitted by Mr. Brady, as well as other strategic alternatives. The committee consisted of Richard A. Beauchamp, L. Karl Legatski and Ruyintan (Ron) Mehta. None of these directors are employed by Crown Andersen. Among other things, the committee was asked to determine the costs and benefits of retaining an independent firm to render a fairness opinion should the board decide that privatization was the best strategic alternative.

At the August 27, 2003 board meeting, Mr. Brady announced that he believed, after discussions with several investment bankers, that any effort to take Crown Andersen private would likely have to involve cashing out a smaller number of shareholders than he originally envisioned. The primary reason for this shift was the failure to secure adequate financing that would be necessary for a large scale buyout of shareholders. The special committee also announced that it had concluded that taking the company private was the best strategic alternative available to Crown Andersen. Because each director would likely remain a shareholder after privatization, the board concluded that the special committee should be dissolved and that any proposal would be considered by the full board. The board preliminarily approved the going private transaction by means of a reverse/forward stock split subject to the establishment of a fair value for the cashed out shares and shareholder approval.

On March 10, 2004 the board ratified its earlier actions, determined that $1.95 per pre-split share is a fair price for the cashed-out shares, and directed that the going private proposal be submitted to the company’s shareholders for their approval. For a detailed discussion of the procedure followed to establish the fair value of the cashed-out shares see “Fairness of the reverse/forward stock split proposal and recommendation of the board” at page      and “Determination of cash-out price” at page     .

The board’s decision to undertake the proposed going private transaction now, as opposed to any other time in the company’s operating history, was primarily driven by the board’s desire to eliminate the costs associated with being a public company as quickly as possible. After operating for almost one year in the post-Sarbanes-Oxley environment, the board began to consider, as noted above, whether the increased costs of remaining public were warranted given the company’s small size and struggling financial results. The board initially expected to commence the transaction earlier in the year. In December 2003, however, the board learned that Crown Andersen would have to restate its financial statement for the year ended September 30, 2002 and for the subsequent quarters. This restatement in turn delayed preparation of Crown Andersen’s Form 10-KSB for the fiscal year ended September 30, 2003 and its Form 10-QSB for the quarter ended December 31, 2003. Because the board wanted to consider the effects of the restatements and the financial condition and results of operation for the year and quarter ended September 31, 2003 and December 31, 2003, respectively, it determined that it would wait until these reports were finalized before definitively determining the cash-out price for small shareholders. Despite the delay, the board believes that now is an appropriate time to undertake the transaction. In making this determination, the board recognized that a large portion of the costs of being a public company are incurred during the first fiscal quarter of each year when the annual audit is being conducted and the company is preparing its annual report and proxy statement. If Crown Andersen is able to complete the proposed going private transaction before its fiscal year end on September 30, 2004, therefore, it will avoid incurring many of the costs outlined above under “Purpose and reasons for the reverse/forward reverse split” for fiscal year 2005.

Sarbanes-Oxley background and effects

In response to the activities and events widely-viewed as surrounding and contributing to the well-reported corporate scandals involving the failures of entities such as Worldcom, Enron and Arthur Andersen, in 2002 the U.S. Congress passed, and the President signed into law, legislation commonly referred to as the Sarbanes-Oxley Act of 2002 . The intent of the new legislation, among other things, was to prevent such scandals from recurring in the future.

We believe that the regulatory changes resulting from Sarbanes-Oxley and the resultant SEC regulations now in place have sharply increased the financial costs and legal risks to public companies in general, and especially to smaller public companies, such as Crown Andersen, and their officers and directors. Some of these changes and the resulting costs and risks include:

•	Sarbanes-Oxley imposes new risks on officers of public companies by requiring that, among other things, the chief executive and financial officers must certify each of the company’s annual and quarterly reports, and that each report fairly presents in all material respects the financial condition and results of operations of the issuer.

•	Members of audit committees also face new burdens and risks. Sarbanes-Oxley and related Nasdaq rules require audit committees to be comprised solely of “independent” directors. Audit committees are also strongly “urged” to have at least one member who qualifies as an “audit committee financial expert”, and are required to disclose the reasons for not having at least one “audit committee financial expert” on the committee.

•	Sarbanes-Oxley requires the audit committee to be directly responsible for the appointment, compensation, and oversight of a company’s independent auditors, and the audit committee must also approve in advance the company’s procurement of non-audit services from its independent accountants.

•	The specific costs of regulatory compliance have increased. Among other things, the SEC has significantly expanded the circumstances that necessitate the filing of a Current Report on Form 8-K, and Sarbanes-Oxley substantially shortened the period for making electronic filings under Section 16 of the Exchange Act.

•	As a result of the foregoing and other provisions in Sarbanes-Oxley, the cost of directors’ and officers’ insurance has increased sharply this year, and is likely to continue to increase substantially for the foreseeable future. Several leading insurance companies are reporting increases of 30% to almost 400% in directors’ and officers’ insurance premiums. Crown Andersen’s own directors’ and officers’ insurance actually increased approximately 30% over the past three years.

•	Independent audit costs have also increased and are likely to continue increasing. The Wall Street Journal recently reported that accounting costs are likely to increase 15% to 25% during 2003, and that may be only the beginning. Among the factors driving this trend are the provisions in Sarbanes-Oxley and the new SEC requirements that are causing accountants to spend more time with audit committees and working longer hours on companies’ annual and quarterly reports. For example, the SEC has adopted rules that will require a company’s independent auditor to evaluate the company’s internal controls over financial reporting and issue an attestation report with its conclusions.

Crown Andersen is already experiencing sharply increased premiums for liability insurance, as well as substantially increased expenses for both legal and auditing services. For a more complete discussion of Sarbanes-Oxley’s impact on Crown Andersen, including a detailed breakout of the cost savings that we estimate will be achieved if the company goes private, see “Purpose and reasons for the reverse/forward stock split” at page     .

Factors considered by the board

In deciding to undertake the “going private” transaction at this time, as opposed to other times in Crown Andersen’s operating history, the board of directors considered a number of factors, including:

•	the cost savings that Crown Andersen could reasonably expect to realize as a result of the deregistration of its common stock, including the significantly increased costs of being a public company due to the recently enacted Sarbanes-Oxley Act and its corporate governance regulations, and the expenses relating to servicing holders of Crown Andersen’s common stock;

•	the outlook for significant increases in the cost of directors’ and officers’ insurance and independent audit costs;

•	significant savings in terms of management’s time, as management would no longer be required to prepare the periodic reports required of publicly traded companies or to be responsible for shareholder relations and communications;

•	the belief that Crown Andersen’s shareholders are not currently realizing many of the principal benefits of public ownership, and have not benefited in any significant way from the Nasdaq Smallcap trading of its common stock, principally as a result of the relatively thin trading market for Crown Andersen’s stock; and

•	the fact that the sooner the proposal can be implemented, the sooner Crown Andersen will cease to incur the increasing costs and burdens of being a public company.

After taking into account all of the benefits and disadvantages of Crown Andersen’s registration under the Exchange Act at the present time, the board has concluded that the continued monetary and human resource expense of such registration is unjustified given Crown Andersen’s inability to effectively take advantage of many of the benefits of public registration. The board believes that it is in Crown Andersen’s best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. To achieve the savings from termination, the board instructed management to implement the reverse/forward stock split and termination of registration of Crown Andersen’s common stock as soon as practicable.

The board believes that many shareholders will welcome a “going private” transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash. The board recognized the concerns of a large number of Crown Andersen’s shareholders owning limited amounts of shares, whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current prices. “Going private” will allow such small shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their shares.

The “going private” proposal is being made at this time because the sooner the proposal can be implemented, the sooner Crown Andersen will cease to incur the expenses and burdens of being a public company (which are expected to increase significantly) and the sooner shareholders who are to receive cash in this transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives considered by the board of directors

The board of directors considered alternative transactions to reduce the number of shareholders and ultimately determined that the reverse/forward stock split was the preferred method. The board of directors considered the following alternative strategies:

Issuer tender offer. The board of directors considered, in concept, an issuer tender offer by which Crown Andersen would offer to repurchase shares of its outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit Crown Andersen to reduce the number of shareholders below 300 and to terminate its SEC reporting requirements. The board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the board considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the reverse/forward stock split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet Crown Andersen’s objective of reducing the number of shareholders below 300, the board did not address or consider potential purchase prices to be offered in an issuer tender offer.

Purchase of shares in the open market. The board of directors rejected this alternative because it concluded it was unlikely that Crown Andersen could acquire shares from a sufficient number of holders to accomplish the board’s objectives.

Sell Crown Andersen’s assets to an outside third party. The board determined that this is not a realistic option at this time. Given the rather depressed state of Crown Andersen’s industry, the board believes that finding a suitable buyer or buyers for Crown Andersen’s assets would be difficult and would take significant time. In all likelihood, this approach would also destroy the potential usage of Crown Andersen’s tax-loss carryforwards. Furthermore, while attempting to sell Crown Andersen or its assets, all of the above-mentioned increased legal and financial costs would be incurred, which would lower Crown Andersen’s eventual selling proceeds even further.

Liquidation. The board also considered an orderly liquidation of Crown Andersen and distribution of the net proceeds. However, due to the downturn in the U.S. economy and the effects of September 11th on the global manufacturing market, the board determined that a liquidation of Crown Andersen was not appropriate at the present time. Furthermore, given these current economic conditions, especially in Crown Andersen’s industry, and the need to sell all of Crown Andersen’s assets within a relatively short period of time in the context of a full liquidation, Crown Andersen’s management estimated that it is likely that the prices that would be received for its assets would be lower in a liquidation type of sale. In all likelihood, this approach would also destroy the potential usage of Crown Andersen’s tax-loss carryforwards.

Merger or consolidation. The board considered whether a merger or consolidation of Crown Andersen would be in the best interests of the shareholders. After preliminary discussions with investment bankers and others in the industry, however, the board determined that a merger or consolidation of the company would not be in the best interest of the shareholders in view of the current conditions in Crown Andersen’s industry as described under “Liquidation” above. Except for the offer by a private investor to purchase $2 million worth of preferred stock (see “Determination of cash-out price” at page     ), we have received no meaningful expressions of interest to acquire Crown Andersen. We continue to solicit interest in a possible merger or consolidation. However, in view of current conditions in the global manufacturing market for incineration and air pollution control systems and related equipment, the possibility that a third party would offer a fair value to Crown Andersen’s shareholders is, in the view of the board, remote.

Maintaining the status quo. The board considered the alternative of taking no action. However, due to Crown Andersen’s significant and increasing costs of compliance under the Exchange Act, especially in relation to Crown Andersen’s overall expenses and cash flow, the board believes that taking no action at this time is not in the best interests of Crown Andersen. Crown Andersen estimates that at least $385,500 of additional annual expenses may continue to be incurred if it continues to be a reporting company under the Exchange Act. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act and related SEC rules. Crown Andersen is not able to precisely estimate at this time the costs of full compliance with all of the recently proposed and issued rules related to the Sarbanes-Oxley Act, but expects significant increases.

After considering these various alternatives, the board of directors has determined that the reverse/forward stock split is the most expeditious and economical method of changing Crown Andersen’s status from that of a reporting company to that of a non-reporting company.

Fairness of the reverse/forward stock split proposal and recommendation of the board

Each member of the board of directors and Michael P. Marshall, Sr., our largest shareholder (collectively, the “Affiliated Group”) believe that the reverse/forward stock split, taken as a whole, is substantively fair to, and in the best interests of, Crown Andersen and its shareholders, including Crown Andersen’s unaffiliated shareholders, regardless of whether a shareholder receives cash in lieu of a fractional share or continues to hold the same number of shares in a privately-held Crown Andersen. Each member of the Affiliated Group also believes that the process for approving the reverse/forward stock split was procedurally fair to the shareholders, including the unaffiliated shareholders. The board recommends that shareholders vote for approval and adoption of the reverse/forward stock split.

Although it does not currently anticipate doing so, the board has retained for itself the absolute authority to reject (and not implement) the reverse/forward stock split (even after approval thereof by Crown Andersen’s shareholders) if it determines subsequently that the reverse/forward stock split is not then in the best interests of Crown Andersen and its shareholders. Even though the board cannot currently envision any realistic circumstance that would warrant such an action, it determined that maintaining this power was consistent with its fiduciary obligations to shareholders in the event that circumstances change unexpectedly. If for any reason the reverse/forward stock split is not approved, or, if approved, is not implemented, Crown Andersen’s common stock will not be deregistered until such time as Crown Andersen otherwise is eligible and determines to do so.

The board considered a number of factors in determining whether it was in the best interests of Crown Andersen and its shareholders to undertake a reverse/forward stock split to reduce the number of stockholders to fewer than 300 registered holders in order to terminate the registration of its common stock under the Exchange Act. The board reviewed and discussed the estimated cost savings to be achieved by terminating the registration of the common stock and the anticipated effect of such savings on Crown Andersen’s total expenses and future prospects. The board also considered the time and effort currently required of management in complying with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. The board considered the effect that terminating the registration of the common stock might have on the market for the common stock and the ability of shareholders to buy and sell shares. The board determined that the estimated cost savings and reduced burden on management that could be achieved by terminating registration of the common stock under the Exchange Act outweighed any potential detriment from deregistration. See “Special factors – Factors considered by the board” on page     .

No unaffiliated representative was retained to act on behalf of the unaffiliated shareholders for the purpose of negotiating the terms of the reverse/forward stock split or to prepare a report addressing the fairness of the reverse/forward stock split by Crown Andersen. The board was aware that the use of a third party representative is a common procedure in a going private transaction. Therefore, the board weighed carefully whether such a representative would be necessary in order to make this transaction procedurally fair to shareholders, including unaffiliated shareholders. As discussed above, at its meeting on May 7, 2003, the members of the board agreed that, if a going private proposal is ultimately approved, they wanted to further explore whether to retain an independent financial advisor before establishing a cash-out price. The board directed a special committee of directors to obtain information on costs and timing of various advisory services and asked management to do the same.

After further discussion of the issue at its August 27, 2003 meeting, the board determined at its September 30, 2003 meeting that the cost of retaining an independent financial advisor outweighed the benefits to Crown Andersen’s shareholders, including its unaffiliated shareholders. In the board’s view, the cost of obtaining a fairness opinion would be prohibitively high (the minimum estimate obtained by management and the board was $40,000) given the small number of shares involved in the reverse/forward stock split, the low price at which the common stock currently trades, and Crown Andersen’s current financial condition. Furthermore, the board did not believe that an independent valuation would yield a fair value materially different than the $1.95 per share price determined by the board. The board based this belief primarily on the theory that the fair value of Crown Andersen’s common stock is reflected in the valuation methodologies employed by the board in determining the cash-out price. The board believes its members are well qualified to assess the fair value of the company’s common stock. In addition, given the procedural fairness considerations discussed in this section, the board does not believe that its determination of a fair price has been tainted by any conflicts of interest. For these reasons, the board determined that the expense associated with a third-party fairness opinion was unwarranted.

In determining whether not using such a third party advisor would be procedurally fair, the board evaluated whether the interest of unaffiliated shareholders would be adequately represented and whether the purchase price could be fairly determined by the board. The board noted that the adverse effect that the costs of being a public company is having on Crown Andersen’s financial situation is affecting all shareholders whether or not affiliated with Crown Andersen. The board also concluded that there was sufficient representation in the decision-making at the board level to protect the interests of unaffiliated shareholders. In making this determination, the board considered the fact that its members collectively own only 8.20% of the company’s outstanding shares and its non-employee directors collectively own only 1.58% of the outstanding shares (both percentages exclude out-of-the-money options and warrants). Although our directors are affiliated shareholders, they will be treated the same as the unaffiliated shareholders in the proposed transaction. Specifically, the directors can elect whether or not to continue as shareholders by adjusting their holdings just like unaffiliated shareholders (subject to restrictions imposed on affiliates by securities laws). For these reasons, the board concluded that each of Crown Andersen’s board members could adequately convey their opinions and concerns to the entire board and therefore no independent committee was necessary to review the fairness of the reverse/forward stock split. Therefore, the special committee that was formed on May 7, 2003 was dissolved on August 27, 2003.

Each member of the Affiliated Group determined that the reverse/forward stock split is procedurally fair to all unaffiliated shareholders. As discussed above, the board determined that the detriments of using procedures such as requiring a majority vote of unaffiliated shareholders, a special board committee and a third party representative to represent the unaffiliated shareholders outweighed their benefits, given Crown Andersen’s financial circumstances, the composition of the board and that the information required to evaluate the fairness of the transaction was obtainable by the board without the need for specialized expertise. We recognize that approval of the reverse/forward stock split is likely based on the voting intentions of the Affiliated Group, who collectively own approximately 37.5% of our outstanding common shares (this percentage is less than the reported beneficial share ownership percentages reported in “Information about Crown Andersen – Ownership of voting securities” because the latter figure includes, in accordance with SEC disclosure rules, out-of-the-money options and warrants to purchase common stock and an outstanding note that is ultimately convertible into common stock). However, unaffiliated shareholders (including those whose shares are expected to be cashed-out) will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in Crown Andersen with that of other available investments. They will also have the opportunity (subject to market conditions) to determine whether or not they will remain shareholders after the reverse/forward stock split by acquiring sufficient shares so that they hold at least 500 shares immediately prior to the reverse/forward stock split or selling sufficient shares so that they hold less than 500 shares immediately prior to the reverse/forward stock split.

Further, the procedure the board followed to determine the cash payment to holders of less than one share after the reverse stock split (or less than 500 shares before the reverse stock split) was thorough and systematic as discussed below and Crown Andersen has received no firm offers to purchase Crown Andersen in the preceding two years. As a result of following the procedural steps to determine a fair price, the board believes the unaffiliated shareholders were adequately represented in the transaction by the board who approved the reverse/forward stock split.

Each member of the Affiliated Group also believes that the reverse/forward stock split is substantively fair to all shareholders, including unaffiliated shareholders, notwithstanding the absence of a review by special committee, retention of a representative of shareholders or third party appraisal.

In addition to the alternative transactions that the board considered, as described above, the board considered alternative methods for valuing its common stock in reaching its determination that the reverse/forward stock split is substantively fair to all of Crown Andersen’s shareholders, including unaffiliated shareholders that might either be small shareholders or unaffiliated shareholders that will continue to hold an equity interest in Crown Andersen after the reverse/forward stock split. See “Determination of cash-out price” on page     .

As part of its evaluation, the board focused on, among other things, the fairness of the reverse/forward stock split to small shareholders who will receive cash in lieu of fractional shares. The board considered but rejected a structure requiring approval not only from holders of a majority of our outstanding shares but also from a majority of unaffiliated shareholders. Conditioning the approval of the reverse/forward stock split on the affirmative vote by a majority of the unaffiliated shareholders would not reflect the collective judgment of the small shareholders because, the board’s opinion, based on prior experience, it would be unlikely that a large number of such shareholders would vote (in person or by proxy). The board therefore concluded that the interests of the small shareholders who will be cashed out by the reverse/forward stock split would not be represented because they would not likely be aware of the importance of the vote and, even if they were aware, their interests would represent a minority of the unaffiliated shareholders. Since, unlike the board, the unaffiliated shareholders have no fiduciary duty to other shareholders, the board decided that it should not grant a veto right with respect to the reverse/forward stock split to the unaffiliated shareholders. Even if the small shareholders could be effectively communicated with, so as to allow such shareholders to convey the interests of the majority of this group, the holdings of the small shareholders represent less than approximately 2.5% of the total ownership interests of Crown Andersen. Since the board has a fiduciary duty to Crown Andersen and its shareholders, it determined that abrogation of the responsibility for the decision to move forward on the reverse/forward stock split transaction to a group holding such a small interest in Crown Andersen would also be incorrect. In the reverse/forward stock split, the unaffiliated shareholders, other than the small shareholders, will retain their percentage ownership in Crown Andersen in all material respects.

Crown Andersen has not declared or paid dividends on the common stock during the last five years, and the board of directors does not anticipate declaring a dividend in the near future. Therefore, the board determined that there has been no benefit to unaffiliated shareholders from a dividend standpoint, and any small shareholder being cashed out in connection with the reverse/forward stock split will not likely be relinquishing future dividends.

Due to the facts that small shareholders only own a small percentage of Crown Andersen, Crown Andersen’s shares have limited liquidity and shareholders receive no dividends, the board believes that the cash-out payment is more beneficial to small shareholders than remaining as a shareholder of Crown Andersen. However, any of the small shareholders who would still prefer to remain as shareholders of Crown Andersen, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 500 shares of common stock in their own names immediately prior to the reverse/forward stock split. This allows a small shareholder to control the decision as to whether to remain a shareholder after the reverse stock split is effected or to receive cash consideration offered in connection with the reverse/forward stock split. Beneficial owners who would be cashed out if they were record owners instead of beneficial owners and who wish to receive a cash payment from Crown Andersen as part of the reverse/forward stock split can inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their name. Because small shareholders will have the ability to adjust their share holdings and therefore elect whether or not to remain a shareholder, the board did not view the absence of appraisal rights as a significant factor in determining the fairness of the transaction.

As part of its consideration, the board also examined the negative consequences to unaffiliated shareholders who will remain shareholders of Crown Andersen following the reverse/forward stock split. These unaffiliated shareholders will be holding shares which will no longer be publicly traded. The board, however, considered this to be a minor consequence due to the fact that Crown Andersen’s common stock currently trades only infrequently on the Nasdaq Smallcap Market with minimal volume, and is thus already relatively illiquid due to the lack of a meaningful trading market. The board determined that the possible decrease in liquidity was insignificant compared to the previously discussed benefits that these unaffiliated shareholders and Crown Andersen would gain by going private. See “Price range of common stock and dividends” on page     .

The board examined the fact that the proposed reverse/forward stock split will not materially change the rights, preferences or limitations of those unaffiliated shareholders who will retain an interest in Crown Andersen subsequent to the consummation of the reverse/forward stock split. Unaffiliated shareholders who are retaining an equity interest in Crown Andersen will have a slight increase in their percentage of ownership. In addition, these unaffiliated shareholders have some control as to whether they will retain an interest in Crown Andersen after the completion of the reverse/forward stock split. Just as unaffiliated shareholders who hold fewer than 500 shares of common stock may purchase additional shares to bring their holdings to greater than 499 shares, these unaffiliated shareholders may sell shares of common stock to bring their equity interest to below 500 shares and therefore be in a position to be assured of being cashed out pursuant to the reverse/forward stock split.

Upon completing the reverse/forward stock split and the termination of Crown Andersen’s status as a public company, Crown Andersen will no longer be required to file periodic reports with the SEC. Consequently, the unaffiliated shareholders who will be retaining an equity interest in Crown Andersen will not have available to them the information regarding Crown Andersen’s operations and results that are currently available to them without formally requesting the same from Crown Andersen. The board recognized that this could be a detriment to an unaffiliated shareholder even through these unaffiliated shareholders still retain the right to obtain certain information from Crown Andersen under Delaware law. Under Delaware law, a shareholder has the right to make a written request to inspect a company’s books and records and receive copies thereof for any purpose reasonably related to such person’s interest as a shareholder. Crown Andersen currently intends to provide its continuing shareholders with summary financial information, including a balance sheet and income statement, on a quarterly basis after it terminates the Exchange Act registration of its common stock. However, Crown Andersen will be under no obligation to furnish this information.

Although shareholders who are not cashed out in the reverse/forward stock split will indirectly bear the reverse/forward stock split costs associated with taking Crown Andersen private, the board believes that such expenses will be offset by the anticipated savings of being a private company, which will benefit the remaining unaffiliated shareholders.

Crown Andersen currently spends in excess of $300,000 annually to comply with public company reporting requirements, as well as other substantial indirect costs, such as the executive time expended to prepare and review filings. The administrative burden and cost to Crown Andersen to remain a public company, which is described in greater detail under the caption “Reasons for the reverse/forward stock split”, provides no material benefit to Crown Andersen.

After consideration of all of the facts, each member of the Affiliated Group has determined that the proposed reverse/forward stock split, taken as a whole, is fair to, and in the best interests of Crown Andersen and its shareholders, including Crown Andersen’s unaffiliated shareholders. Each member of the Affiliated Group intends to vote his Crown Andersen shares in favor of the reverse/forward stock split.

Determination of cash-out price

In anticipation of the board’s consideration of the reverse/forward stock split, the board directed executive management to prepare a report analyzing the significant factors affecting the value of Crown Andersen’s common stock. This report, which was prepared to determine the cash-out price to small shareholders, was delivered to the directors prior to a board meeting on October 23, 2003. At that meeting the board preliminarily approved the valuation methodology set forth in the report. On March 10, 2004 the board met and reconsidered the methodology set forth in the report. It also considered the impact that should be afforded to two recent offers to extend bridge financing convertible into preferred stock, which are described below. The board concluded that its consideration of the recent offers and the factors set forth in management’s report represented a fair method for valuing the common stock. While management recommended the valuation methodology that was ultimately adopted, management did not recommend the actual purchase price. Instead, the cash-out price was established by the board based on its application of the methodology.

In adopting the purchase price methodology at its March 10, 2004 board meeting, the board considered the following five methods of valuation: firm offers; market prices; net book value; liquidation value; and multiples of EBITDA. The board considered weighting the various factors based on what it believed was important and should be considered more heavily. Because the offers to extend bridge financing convertible into preferred stock resulted from a competitive bidding process, the board believed that it was appropriate to weigh the conversion price in this transaction more heavily than the other factors. For a complete discussion of the reconciliation process see “Reconciliation of board’s determination of purchase price” below.

Firm offers. Beginning in the fourth quarter of fiscal 2003, Crown Andersen’s management and board of directors began to explore financing alternatives to fund the company’s working capital needs. Because of its relatively poor operating performance, the company was unable to find financing on favorable terms. In October 2003 the board asked Michael P. Marshall, Sr., a director who beneficially owned 31.27% of Crown Andersen’s common stock at the time, to consider submitting a loan proposal. On October 27, 2003 Crown Andersen entered into a non-binding letter of intent with Mr. Marshall for a $2 million secured loan. At that time Mr. Marshall resigned from the board to avoid any potential conflicts of interest during the negotiation period.

Between October 2003 and February 2004 Crown Andersen negotiated the specific terms of the loan transaction with Mr. Marshall. On January 27, 2004, before any binding agreement was reached, Crown Andersen received an offer for the purchase of $2 million worth of preferred stock at $1.50 per share. The offer was made by a private investment company (the “Private Investor”). Crown Andersen had requested the Private Investor to consider making an offer.

Under the terms of the proposal, the Private Investor would extend a bridge loan of $1,000,000 to Crown Andersen. Upon the successful completion of Crown Andersen’s privatization, the principal balance of the bridge loan would be converted into preferred stock at $1.50 per share. The Private Investor would also purchase an additional $1,000,000 in preferred stock at $1.50 per share at that time.

On February 12, 2004, the board of directors met to consider the alternative financing proposals. Given the company’s poor financial results and liquidity problems, and the fact that there could be no assurance that the company’s fortunes would improve to the point where it could pay off Mr. Marshall’s proposed loan, the board determined that it was in the company’s best interests to pursue equity, rather than debt, financing. The company notified the Private Investor and Mr. Marshall of its decision and requested both parties to submit a bid no later than February 17, 2004. Both the Private Investor and Mr. Marshall submitted a bid to extend a bridge loan convertible into preferred stock. The Private Investor’s bid contained a conversion price equal to $1.57 per preferred share. Mr. Marshall’s bid contained a conversion price equal to $2.00 per preferred share. After discussing both bids, the board accepted Mr. Marshall’s bid based on the fact that it contained the higher conversion price. On March 1, 2004 Crown Andersen borrowed $1 million from Mr. Marshall pursuant to a Convertible Secured Promissory Note. On June 16, 2004, Crown Andersen borrowed an additional $1,000,000 from Mr. Marshall, bringing the principal balance of the convertible promissory note to $2 million. For a more complete description of the terms of the transaction see “Certain relationships and related transactions” at page     .

Because the $2.00 per share conversion price for the preferred stock resulted from a competitive bidding process, the board considered this price to be the best estimate of the fair value of the preferred stock. Since the preferred stock would give Mr. Marshall outright voting control over Crown Andersen, the board next considered whether and to what extent a minority discount should be applied to the $2.00 figure in determining the fair value of the common stock. The board noted that control premiums have generally run in the 30%-40% range, which translates into a minority discount of between 23% and 29%. Because Mr. Marshall, through his common stock holdings, already had the ability to exercise a large degree of influence, the board decided that the minority discount that should be applied is less than the usual range. The board decided that, under the circumstances, a minority discount of 15% should be applied in determining the fair value of the common stock. The board also considered whether an additional discount should be applied in determining the fair value of the common stock due to its subordinate position to the preferred stock. The board observed that issuances by other companies of preferred stock with similar rights and preferences were made with conversion prices between 10% and 15% above the price of the common stock. The board concluded that a 10% discount would be appropriate to account for the common stock’s subordinate position. Therefore, the board applied a total discount of 25% (15% for the minority discount and 10% for the subordinate position) in determining the fair value of the common stock under the firm offers method. Accordingly, the board used a value of $1.50 in calculating the purchase price.

Market prices. Because Crown Andersen’s common stock is relatively thinly traded, the board did not believe that it was appropriate to use any single historical price or to simply use the current market price. However, due to Crown Andersen’s poor performance over the last twelve months, the board also believed that recent prices, which reflect this performance, should be given more weight. Therefore, the board looked at the average closing price over the second and third quarters of fiscal 2004 (through April 12, 2004), which the board calculated as $2.02. The board believed that by using this average, the historical price would better reflect the fair value of Crown Andersen’s common stock. The last closing price prior to announcement of the proposed reverse/forward stock split on April 13, 2004 was $1.40.

Net book value. As of December 31, 2003, Crown Andersen had a book value per share approximately equal to $3.12. Net book value is an accounting concept and is generated by dividing the GAAP book value by the number of shares outstanding. The board recognizes that net book value is not necessarily the best indicator of fair value of the assets because the GAAP book value does not necessarily reflect the fair market value of Crown Andersen’s assets. However, net book value is certainly one factor to consider in determining the fair value of the asset. In particular, net book value can be an important factor for companies that, like Crown Andersen, do not face large growth opportunities. The board used a net book value of $3.12 in calculating the purchase price.

Liquidation value. Liquidation value is another common method of valuation. The board believes, based on the increasing costs associated with remaining a public company, that if Crown Andersen is unable to go private then it may be in the best interests of Crown Andersen and its shareholders to liquidate Crown Andersen and distribute the net proceeds to Crown Andersen’s shareholders rather than to continue to operate as a public company. Therefore, the board considers liquidation value to be an important valuation method in Crown Andersen’s context.

As a part of the reverse/forward stock split proposal the board asked management to conduct an appraisal of each of its material assets to determine what Crown Andersen might receive if it were to sell its assets on the open market. Based on the information compiled by management, the board determined that Crown Andersen’s shareholders would receive approximately $3,787,808 in a liquidation scenario, which equates to $2.03 per share. This calculation is consistent with values assigned by Crown Andersen’s lenders, who, in discussions with management, have consistently valued Crown Andersen’s assets at between 50% and 75% of their book values based on their conclusions that these assets could only be sold between this range in the event of a bankruptcy or liquidation scenario. Due to Crown Andersen’s poor operating performance, these lenders were not willing to extend credit to Crown Andersen on acceptable terms. The board used a liquidation value of $2.03 in calculating the purchase price.

Multiples of EBITDA. As a separate analysis, the board looked at Crown Andersen’s value based on multiples of earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA). EBITDA is designed to analyze a company’s operating profitability before non-operating expenses such as interest and non-cash expenses such as depreciation and amortization. While EBITDA is a non-GAAP measure, analysts and potential acquirers often value companies in the manufacturing industry based on multiples of EBITDA. Therefore, the board considers multiples of EBITDA to be an important valuation methodology. The board believes, based on experience and observation, that multiples between four and six times EBITDA are reasonable for companies in its industry.

In applying the EBITDA multiple valuation methodology, which attempts to value a company as a going concern, the board examined Crown Andersen’s EBITDA over the last six years. Since Crown Andersen has had negative EBITDA in five out of the last six years, the board concluded that the average of the last six years EBITDA would be negative. The board, however, did not believe that it would be fair or practical for small shareholders to receive nothing in exchange for their shares even though this would be the result if negative EBITDA measures were used. Therefore, the board decided not to use multiples of EBITDA as a valuation methodology in determining the cash-out price.

Reconciliation of board’s determination of purchase price. After the assessment by the board of firm offers, market prices, net book value and liquidation value (the board considered but chose not to use multiples of EBITDA), the board determined that more weight should be assigned to the value calculated by examining firm offers received by Crown Andersen since these offers resulted from a competitive bidding process. However, the board did not think it would be appropriate to ignore the values calculated through the other methods. Therefore, the board determined that what was fair was to assign a 50% weight to the value calculated by examining firm offers and a 50% weight to the simple arithmetic average of the other three valuation methods. The board felt that using these respective weights accomplished its objective of placing more emphasis on actual negotiated transactions, which the board felt is the best indicator of any asset’s fair value (including common stock), while still giving some consideration to other valuation methodologies. In determining to use the simple arithmetic average of the other three valuation methods, the board concluded that no one of these methods should be more significant than the others in the assessment and determination of the fair value for the purpose of Crown Andersen’s small shareholders.

In applying the methodology set forth above, the board determined that the fair value of Crown Andersen’s common stock, and thus the purchase price for the cash-out of small shareholders, should be

$1.95 per pre-split share. The board recognized that the $1.95 cash-out price is slightly less than the $2.03 liquidation value that was used in the analysis and significantly less than the $3.12 book value per share that was used in the analysis. As for the liquidation value, the board noted that this value was simply an estimate and that there could be no guarantee that it could be obtained in a liquidation scenario. As for the book value per share, the board considered the fact that book values are accounting measures and are not necessarily indicative of fair values for assets. The board has also noted that subsequent to its determination of the cash-out price the company’s book value per share declined to $2.72 as of March 31, 2004 due to losses incurred during the quarter ended on that date. The board did not feel, however, that it was appropriate to reduce the cash-out price after it had been publicly announced. As opposed to the liquidation value and the book value per share, which are only estimates, the value of the firm offers described above are known with certainty. For this reason, and the fact that the board considers offers made through a competitive bidding process to be a better indicator of the true fair value, the board determined, as described above, to place more weight on the firm offers value.

Other factors. Crown Andersen has not purchased any of its stock in the past year, so the board did not consider this factor in establishing the fair value of the stock for the cash payment.

Crown Andersen has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the board did not consider this factor in establishing the fair value of the stock for the cash payment.

In addition to multiples of EBITDA, the board considered whether it should use other valuation methods that focus on valuing the company as a going concern. Among the methods considered were price/earnings ratios and discounted cash flow analysis. For similar reasons as those discussed above under Multiples of EBITDA, the board did not deem this valuation to be relevant in determining the fair value of the common stock. Specifically, the board noted that Crown Andersen is currently experiencing negative earnings. Furthermore, the board believes that any forecast of future cash flows would be difficult at best given the depressed and uncertain state of the company’s industry. Therefore, the board concluded that any valuation method that considers Crown Andersen’s value as a going concern would be highly speculative and could likely yield a negative value. For these reasons, the board decided not to use a going concern valuation methodology in determining the cash-out price.

The board considered obtaining an independent analysis and evaluation of the estimated fair value of the common stock but, as noted earlier, determined that the time and expense of an independent analysis and evaluation was unjustified under the circumstances because the board concluded that the method of valuation chosen by the board was a fair representation of value of the stockholdings for the reasons stated above.

After consideration of all of the foregoing factors, all of the directors have determined that the reverse/forward stock split proposal is procedurally and substantively fair to the shareholders of Crown Andersen, including the unaffiliated shareholders and the small shareholders.

The board also considered the timing of implementation of the reverse/forward stock split proposal and the intended termination of Crown Andersen’s Exchange Act registration for the common stock. The board concluded that the continued monetary and human resource expense of such registration was unjustified given Crown Andersen’s inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the board instructed management to implement the reverse/forward stock split proposal and terminate registration of common stock as soon as practicable. Please see the section contained herein captioned “Reasons for the reverse/forward stock split” for further discussion of the expenses of registration and Crown Andersen’s experiences with respect to the benefits of such registration.

The board of directors unanimously approved the reverse/forward stock split and recommends the reverse/forward stock split to Crown Andersen’s shareholders for approval. The board has concluded that the $1.95 per share purchase price is fair to the shareholders, including the unaffiliated shareholders.

Certain effects of reverse/forward stock split proposal on Crown Andersen’s shareholders

Interests of certain persons

1.	Benefits and detriments. The primary benefits of the proposed transaction to Crown Andersen and its shareholders are as follows (affiliated shareholders and unaffiliated shareholders will experience the same benefits since they will be treated similarly):

•	Currently, a relatively thin trading market exists for Crown Andersen’s common stock, so cashing out fractional shares held by shareholders with less than one share after the reverse stock split will permit small shareholders to obtain cash for their otherwise illiquid shareholdings without incurring brokerage or other transaction costs at a fair value.

•	Crown Andersen believes, based upon historical information, that it may save at least $385,500 per year in costs associated with being a public reporting company. Therefore, shareholders who continue as shareholders of Crown Andersen will benefit by owning stock in a company with substantially lower expenses.

•	The board believes that Crown Andersen will be able to react more quickly to corporate opportunities as a private company.

•	To review the principal advantages of the reverse/forward stock split in greater detail, please read the discussions under “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

The primary detriments of the proposed transaction to Crown Andersen and its shareholders are as follows (again, since affiliated and unaffiliated shareholders will be treated similarly, they will experience the same detriments):

•	Shareholders who are cashed-out completely will no longer have any ownership or voting rights in Crown Andersen and will not be able to participate in any future growth or profits that Crown Andersen may experience.

•	If the reverse/forward stock split is effected, Crown Andersen will become a private company, and there will be no opportunity for a public market for Crown Andersen’s securities to develop unless Crown Andersen re-registers under the Exchange Act in the future, which is not anticipated at this time.

•	In the absence of a public market, shareholders will likely experience reduced liquidity for their shares of common stock, which would mean that the price they could receive for their stock may be lower, and possibly significantly lower, than the price that would be available in a public market.

•	As a private company, Crown Andersen’s shareholders will not be entitled to receive the same level of information concerning Crown Andersen.

•	To review the principal disadvantages of the reverse/forward stock split in greater detail, please read the discussion under “Special factors – Purpose and reasons for the reverse/forward stock split” at page .

2.	Rights, preferences and limitations. There are no differences between the respective rights, preferences or limitations of the existing common stock and the common stock after the reverse/forward stock split. There will be no differences with respect to dividend, voting, liquidation or other rights associated with Crown Andersen’s common stock before and after the reverse/forward stock split.

If you are a shareholder holding 500 or more shares of common stock as of 6:00 p.m. on the effective date of the reverse/forward split, Crown Andersen will first reclassify your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., Crown Andersen will reclassify your shares in the forward split into 500 times the number of shares you held after the reverse split, which will result in the same number of shares you held before the reverse split. As a result, the reverse/forward split will not affect the number of shares that you hold if you hold 500 or more shares of common stock immediately prior to the reverse split. To illustrate, if you hold 1,000 shares of common stock in your account immediately prior to the reverse split, your shares would be converted into two shares in the reverse split and then back to 1,000 shares in the forward split.

If you are a shareholder holding fewer than 500 shares of common stock immediately before the reverse split, then:

•	You will not receive fractional shares of stock as a result of the reverse split.

•	Instead of receiving fractional shares, you will receive a cash payment equal to $1.95 per share on a pre-split basis. To illustrate, if you hold 100 shares of common stock in your account immediately prior to the reverse split, you will receive a cash payment equal to $195.00. See “Determination of cash-out price” at page .

•	After the reverse split, you will have no further interest in Crown Andersen with respect to your cashed-out shares. These shares will no longer entitle you to vote as a shareholder or to share in Crown Andersen’s assets, earnings or profits or in any dividends paid after the reverse split. In other words, you will no longer hold your cashed-out shares and you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the effective date of the reverse/forward split and the date you receive your payment for the cashed-out shares.

•	You will not have to pay any service charges or brokerage commissions in connection with the reverse/forward split.

•	As soon as practicable after the time Crown Andersen effects the reverse/forward split, you will receive a payment for the cashed-out shares you held immediately prior to the reverse split in accordance with the procedures described in “Payment to cashed-out shareholders” at page .

3.	Financial effect. The total number of pre-split shares to be purchased is estimated to be approximately 39,000 at a cost of approximately $76,000. As discussed in “Certain relationships and related transactions” at page , Crown Andersen has borrowed $2 million from Michael P. Marshall, Sr., a former director who beneficially owned 31.27% of our common stock before the transaction. This loan pays interest at 8% and is convertible into shares of preferred stock at the lesser of $2.00 per preferred share (subject to adjustments such as stock splits or stock dividends) or the price at which each share of preferred stock is sold in any subsequent equity financing transaction with proceeds to the company of at least $1,000,000. Crown Andersen obtained this loan primarily to secure financing for working capital purposes. Crown Andersen expects, however, that a small portion of the proceeds will be used to cash-out the small shareholders in the going private transaction. For a more complete description of the loan agreement with Mr. Marshall please see “Certain relationships and related transactions” at page .

The proposed reverse/forward stock split will not affect the par value of Crown Andersen’s common stock. Crown Andersen does not anticipate that there will be any material impact on its financial statements. Specifically, the only change that is directly attributable to the reverse/forward stock split will be a reduction of cash of approximately $76,000 to cash out shareholders owning less than 500 shares before the transaction and the corresponding reduction in outstanding shares from 1,865,138 to approximately 1,826,000 (expenses of the transaction, other than the cash-out of small shareholders, will be incurred regardless of whether the transaction is consummated). Assuming that the transaction was consummated on January 1, 2004, and our results of operation during the quarter ended March 31, 2004 reflected a pro rata portion of the estimated cost savings (i.e., $385,500 divided by four, or $96,375) but were otherwise the same, our loss per share for the quarter would have been $0.34 as opposed to $0.38. The decrease in the loss per share, which translates into approximately 10.5%, is attributable to the cost savings that would be achieved. Assuming the transaction was consummated on March 31, 2004, Crown Andersen’s book value per share would have been $2.74 as opposed to $2.72 on that date. The slight increase, which is less than 1%, is attributable to the fact that the cash-out price is less than the book value per share. Because each member of the Affiliated Group will be treated the same as unaffiliated shareholders who continue as shareholders, the effect on the transaction on their interest in the net earnings and net book value of Crown Andersen, in terms of both dollar amounts and percentages, will be as described above (multiplied of course by the number of shares such affiliate owns).

Crown Andersen will pay all of the expenses related to the reverse/forward stock split. Crown Andersen reasonably estimates that the expenses of the reverse/forward stock split will be as follows:

SEC filing fees	$1,000
Legal fees	35,000
Accounting fees	10,000
EDGAR filing preparation fees	1,000
Printing and mailing costs	5,000
Transfer agent fees	2,000
Cash-out of small shareholders	76,000

Total	$130,000

4.	Effect on market for shares. If the formula proposed by Crown Andersen is approved by the shareholders and the reverse/forward stock split occurs, the number of shares of common stock outstanding after the reverse/forward stock split, if effected, will be approximately 1,826,000 shares in the hands of approximately 209 record shareholders. As a result, there will effectively be no public market for Crown Andersen’s shares. One likely effect of the lack of a public market is that continuing shareholders may receive a lower price, and potentially a significantly lower price, if they attempt to sell their shares.

Other than as described in “Certain relationships and related transactions” at page     , Crown Andersen has no current plans to issue additional shares of stock, but it reserves the right to do so at any time and from time to time at such prices and on such terms as the board determines to be in the best interests of Crown Andersen and its then shareholders. Persons who continue as shareholders following implementation of the reverse/forward stock split proposal will not have any preemptive or other preferential rights to purchase any of Crown Andersen’s stock that may be issued by Crown Andersen in the future, unless such rights are specifically granted to such shareholder.

5.	Termination of Exchange Act registration of new common stock. The reverse/forward stock split proposal will affect the public registration of our common stock with the SEC under the Exchange Act, as Crown Andersen intends to terminate this registration as soon as practicable after approval of the reverse/forward stock split proposal by the shareholders. Crown Andersen may terminate registration under the Exchange Act if its common stock is no longer held by 300 or more shareholders of record. Termination of registration of its common stock under the Exchange Act would substantially reduce the information required to be prepared, mailed and furnished by Crown Andersen to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to Crown Andersen. Crown Andersen currently intends to provide its continuing shareholders with summary financial information, including a balance sheet and income statement, on a quarterly basis after it terminates the Exchange Act registration of its common stock. However, Crown Andersen will be under no obligation to furnish this information.

With respect to the executive officers and directors of Crown Andersen, in the event of the intended termination of registration of the common stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

Upon termination of Exchange Act registration, Crown Andersen will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

6.	Beneficial owners of company stock. For the purpose of determining ownership of common stock at the effective time of the reverse/forward stock split, shares will generally be considered to be held by the person in whose name those shares are registered in our stock records, regardless of the beneficial ownership of those shares. Beneficial owners who would be cashed out if they were record owners instead of beneficial owners and who wish to receive a cash payment as part of the reverse-forward stock split can inquire of their brokers or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their name.

7.	Stock Options and Warrants. Any outstanding stock options or warrants will be adjusted on a 500-for-one basis as a result of the reverse split and then on a one-for-500 basis as a result of the forward split. Accordingly, there will be no net effect on outstanding options or warrants.

8.	Directors and officers. The current directors and officers of Crown Andersen will remain the directors and officers of Crown Andersen immediately following the effectiveness of the reverse/forward stock split. In connection with the termination of Crown Andersen’s registration and reporting obligations under the Exchange Act, Crown Andersen may reduce directors’ fees and substantially reduce or eliminate its directors’ and officers’ liability insurance coverage. In such event, some or all of the existing independent directors may elect to retire or resign from the board.

Federal income tax consequences

The following discussion summarizing all material federal tax consequences is based on current law. Shareholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse/forward stock split in light of their individual circumstances.

Summarized below are the material federal income tax consequences to Crown Andersen and its shareholders resulting from the reverse/forward stock split proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and many shareholders may be subject to additional tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences in light of your specific circumstances.

This summary also assumes that each Crown Andersen shareholder is one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

•	an estate whose income is subject to U.S. federal income taxation regardless of its sources;

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation.

In general, the receipt by a shareholder of cash in lieu of fractional shares of common stock pursuant to the reverse stock split should, under the tax laws of the United States as are currently in effect, be treated as a redemption of stock and should therefore be considered to be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Internal Revenue Code and, depending on a shareholder’s situation, will be taxed as either:

•	a sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder’s tax basis for the redeemed shares; or

•	a cash distribution which is treated:

•	first, as a taxable dividend to the extent of Crown Andersen’s current year earnings and its accumulated earnings and profits;

•	then, as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares; and

•	finally, as gain from the sale or exchange of the redeemed shares.

Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

The proposed reverse/forward stock split and related amendment to the certificate of incorporation will have no federal income tax consequences for Crown Andersen or to shareholders who will remain shareholders of Crown Andersen after the transaction. Shareholders who remain shareholders after the reverse/forward stock split will generally be taxed upon the ultimate disposition of their shares.

About the annual meeting

General

Our board of directors is asking for your proxy for use at the annual meeting of stockholders of Crown Andersen to be held on             , 2004 at 10:00 a.m. local time and at any postponements or adjournments of the meeting. The annual meeting will be held at the company’s headquarters, 306 Dividend Drive, Peachtree City, Georgia 30269. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is             , 2004.

Record date, solicitation and revocation of proxies

The board of directors has fixed the close of business on             , 2004 as the record date for determination of its stockholders entitled to notice of and to vote at the annual meeting. At the close of business on such date, there were              shares of common stock outstanding held by approximately              stockholders of record. Holders of common stock are entitled to one vote on each matter considered and voted upon at the annual meeting for each share of common stock held of record at the close of business on the record date.

Shares of common stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at the annual meeting in accordance with any instructions indicated in such proxies. If no instructions are indicated, the shares represented by a signed proxy will be voted “FOR” the reverse/forward stock split, “FOR” the election of all directors, “FOR” the ratification of Grant Thornton, LLP as independent accountants, and “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters according to their judgment.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by:

•	giving written notice of revocation to Crown Andersen;

•	properly submitting to Crown Andersen a duly executed proxy bearing a later date; or

•	appearing in person at the annual meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Crown Andersen Inc., 306 Dividend Drive, Peachtree City, Georgia 30269, Attention: Secretary.

In addition to soliciting proxies by mail, Crown Andersen may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries may also be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in the solicitation of proxies will be borne by Crown Andersen.

Quorum and vote required

The presence, in person or by proxy, of the majority of Crown Andersen’s outstanding shares is necessary to constitute a forum at the annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to be cast at the annual meeting at which a quorum is present is necessary to approve the reverse/forward stock split and to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies. The affirmative vote of the holders of a plurality of the shares of common stock represented in person or by proxy at the annual meeting is required to elect directors and to ratify the appointment of independent accountants. These matters are described in the following sections of this Proxy Statement.

Proposal no. 1 – Reverse/forward stock split

General

The board of directors has authorized, and recommends for your approval, a reverse/forward stock split. The transaction is comprised of a reverse stock split pursuant to which each 500 shares of common stock registered in the name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock, followed immediately by a forward stock split pursuant to which each share of common stock outstanding upon consummation of the reverse stock split will be converted into 500 shares of common stock. As permitted under Delaware law, shares of common stock that would be converted into less than one share in the reverse split will instead be converted into the right to receive a cash payment equal to $1.95 per pre-split share. However, if a registered shareholder holds 500 or more shares of common stock in his or her account at the effective time of the reverse split, any fractional share in such account resulting from the reverse split will not be cashed out and the total number of shares held by such holder will not change as a result of the reverse/forward split. Information with respect to the purposes, alternatives, reasons, effects and fairness of the reverse/forward split, as well as other important information concerning the transaction, is included under the section entitled “Special factors” beginning on page     .

The board of directors will have the discretion to determine if and when to effect the reverse/forward split and reserves the right to abandon the transaction even if it is approved by the shareholders. The reverse/forward split will become effective upon the filing of the necessary amendments to Crown Andersen’s certificate of incorporation with the Secretary of State of the State of Delaware, or such later date as is specified in the filings. The forms of the amendments to Crown Andersen’s certificate of incorporation are attached hereto as Appendix A. Crown Andersen expects that, if shareholders approve and the board elects to implement the reverse/forward split, the reverse/forward split would be consummated as soon as practicable after the date of the annual meeting.

Payments to cashed-out shareholders

If Crown Andersen completes the reverse/forward split and you are a cashed-out shareholder (i.e., a shareholder holding fewer than 500 shares of common stock immediately before the reverse split), then you will not receive fractional shares of stock as a result of the reverse split in respect of your shares being cashed out. Instead of receiving fractional shares, you will receive a cash payment equal to $1.95 per share on a pre-split basis in accordance with the procedures described below.

If you are a cashed-out shareholder, you will receive a transmittal letter as soon as practicable after the effective date of the reverse/forward split. The transmittal letter will contain instructions on how to surrender your certificate(s) to our transfer agent, Registrar and Transfer Company, together with a completed and executed copy of the transmittal letter. Please do not send your certificates until you receive your transmittal letter.

Appraisal rights and dissenter’s rights

No appraisal or dissenters’ rights are available under Delaware law to shareholders who dissent from the reverse/forward stock split. There may exist other rights or actions under Delaware law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the reverse/forward stock split. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

The board of directors unanimously recommends that shareholders vote “FOR” the reverse/forward stock split.

Proposal no. 2 – Election of directors

General

Our bylaws provide that the number of directors will be no fewer than one and no greater than 15 with the specific number determined from time to time by resolution of the shareholders or the board. The board of directors has nominated the seven persons named below to serve as directors until the next annual meeting of stockholders or until their earlier death, resignation or removal from office. The seven nominees presently comprise the entire membership of the board of directors and have consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees (in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The board of directors recommends that stockholders for “FOR” the proposal to elect the seven nominees listed below as directors of Crown Andersen.

Information concerning the nominees and Crown Andersen’s executive officers

The following table sets forth certain information for the nominees and Crown Andersen’s executive officers as of December 20, 2003.

Name and age	Business information
Richard A. Beauchamp (63)	Director of Crown Andersen since 1985; Retired; President and CEO of Refrigeration Division of Ameritruck Distribution Corp. from 1995 through 1998; President of C.M.S. Transportation Services Inc. from 1987 through 1998; Chairman of the Board and Chief Executive Officer of Specialized Hauling, Inc. from 1987 until 1988; President of Chattahoochee Outdoor Center (concessions for National Park Service) from 1985 until 1991; President and Director of RTC Transportation Inc. from 1966 until 1986; and director of Andersen 2000 Inc., a wholly-owned subsidiary of Crown Andersen, from 1978 until 1986.

Jack D. Brady (61)	Chairman of the Board and Chief Executive Officer of Crown Andersen since 1985; President of Crown Andersen since 1994; President of Andersen since 2000; Chairman of the Board of Andersen since 1984; President and Treasurer of Andersen from 1978 through 1997; Executive Vice President of Andersen from 1975 until 1978; Director of Andersen since 1975; Director of Montair Andersen b.v., Andersen’s Dutch subsidiary, since 1984; President of Griffin Environmental Co., Inc. (new company subsidiary) in 1998; Director of Griffin since 1998.

Rene C. W. Francken (45)	Director of Crown Andersen since December 1998. Managing Director of Montair Andersen b.v. since 2000. Manager of Sales and Administration at Montair Andersen b.v. from May 1988 to 2000.

Thomas Graziano (61)	Director of Crown Andersen since August 1999. President, Griffin Environmental Company Inc. since 1999, Senior Vice President, Fischback & Moore (electrical construction) 1994-1996; Environmental Consultant, 1996-98; President, Howden Fan Co. (industrial fans) 1998-1999.

Name and age	Business information
Jack C. Hendricks (67)	Vice Chairman of the board and director of Crown Andersen since December 1994; President of Crown Andersen from 1985 to 1994; Chairman of the Board of Crown Rotational Molded Products, Inc. from 1986 through 1994; Vice President of Crown Rotational from 1977 until 1981; Director of Crown Rotational from 1986 through 1994; Director of Andersen 2000 Inc. since 1986; Director and Executive Vice President of Roanoke Industries, Inc., a wholly-owned subsidiary of Crown Rotational, from September 1991 to June 1994.

Ruyintan (Ron) Mehta (55)	Director of Crown Andersen since December 1998. President of Mehta Associates, a private equity investment and venture capital firm in Watchung, New Jersey for more than five years. Previously owned Crystal Clear Inc., a plastics blowmolding company, merged with Reid Plastics, Inc. in 1995.

L. Karl Legatski (59)	Director of Crown Andersen since 1997; President of CelTech, Inc. (private corporation involved in development and application of membrane technology for liquid separations) since 1990.

In addition to Messrs. Brady, Graziano and Francken, Crown Andersen has the following individual also serving as an executive officer:

Name and Age	Business Information
Randall H. Morgan (55)	Chief Financial Officer of Crown Andersen since 2001; Accountant for Andersen 2000 Inc., a subsidiary of Crown Andersen, from 1978 to 2001.

No director or executive officer has been convicted in a criminal proceeding during the last five years or has been a party to any judicial or administrative proceeding during the last five years that resulted in a judgment, decree or final order relating to federal or state securities laws. The address for each person named in the table above is in care of Crown Andersen Inc., 306 Dividend Drive, Peachtree City, Georgia 30269 and the telephone number is (770) 486-2000. Except for Mr. Francken, who is a citizen of The Netherlands, all of the directors and executive officers are citizens of the United States.

Code of ethics and conduct

Crown Andersen’s board of directors has adopted a code of ethics and conduct that is applicable to all directors, officers and employees. The code complies with the requirements of NASD Rule 4350(n). The company will provide a copy of its code to any person without charge upon request. All requests should be addressed to Crown Andersen Inc., 306 Dividend Drive, Peachtree City, Georgia 30269, Attention: Corporate Secretary. Any amendment to the code that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be posted on the company’s website, which is www.crownandersen.com.

Committees and meetings of the board of directors

The board of directors conducts its business through meetings of the board and through its committees. In accordance with the bylaws, the board of directors has established an executive committee, an audit committee, a compensation committee, and an equities committee. The equities committee has subgroups, including a warrant committee and an option committee.

The executive committee, during intervals between meetings of the full board, may exercise the powers of the board of directors except with regard to a limited number of matters that include (i) amending the certificate of incorporation or bylaws and (ii) approving or recommending to the stockholders a merger or consolidation; a sale, lease or exchange of all or substantially all of the company’s assets; or a dissolution. All actions of the executive committee are submitted to the full board for review and ratification. The executive committee is composed of Messrs. Brady, Francken and Graziano.

The audit committee reviews the audit plan with Crown Andersen’s independent accountants; reviews the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of Crown Andersen’s internal auditing procedures; consults with the independent accountants and management with regard to Crown Andersen’s accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent accountants; reviews the independence of the independent accountants; and reviews the range of the independent accountants’ audit and non-audit fees. It does not have a charter. The audit committee is composed of Messrs. Beauchamp, Hendricks, Legatski and Mehta. The board of directors has determined that each member of the audit committee is independent in accordance with the recently amended Nasdaq Stock Market listing standards and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of the financial statements of the company at any time during the past three years.

The compensation committee is responsible for administering Crown Andersen’s employee benefit plans (other than stock option and stock warrant plans), setting the compensation of the chairman of the board and the division presidents, reviewing the criteria that form the basis for management’s officer and employee compensation recommendations and reviewing management’s recommendations in this regard. The compensation committee is composed of Messrs. Beauchamp, Hendricks and Legatski.

The equities committee is responsible for administering all stock related programs including options, warrants, preferred stock, private placements and new offerings. The subgroups administer the option and warrant plans. The equities committee is composed of Messrs. Brady, Francken, Mehta, and Graziano.

The warrant subcommittee is responsible for administering Crown Andersen’s 1985 and 1998 Directors Stock Warrant Plans and is composed of Messrs. Brady, Francken and Graziano. The option subcommittee is responsible for administering Crown Andersen’s 1985 and 1998 Incentive Stock Option Plans and is composed of Mr. Mehta.

The board of directors does not presently have a standing nominating committee, and each director participates in the consideration of director nominees. Given its relatively small size, the board of directors believes that it has been able to function as a nominating committee. In evaluating potential nominees, the board of directors believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the company’s affairs and be free of conflicts of interest. The board of directors will also consider the extent of the candidate’s business acumen and experience and such other factors as it deems appropriate in any given circumstance. Other than these general guidelines and adherence to the company’s bylaws, the board of directors does not have any formal procedures that it follows in connection with the nominations process. The board of directors believes that its existing practice gives it the flexibility that it needs to best serve the interest of the company’s shareholders.

The board of directors will consider nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any formal procedures for this purpose other than as set forth in the company’s bylaws. Any such recommendations should be sent to the attention of the company’s Secretary at the company’s main address.

During the fiscal year ended September 30, 2003, the board of directors met three times, and the audit, executive, compensation, option and warrant committees each met one time. Each incumbent director up for re-election at the annual meeting attended all meetings of the full board and the committees on which they served.

Audit committee report

The audit committee oversees Crown Andersen’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report on Form 10-KSB with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Crown Andersen’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Crown Andersen including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

The audit committee discussed with Crown Andersen’s internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with or without management present, to discuss the results of their examinations, their evaluations of Crown Andersen’s internal controls and the overall quality of Crown Andersen’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003, for filing with the Securities and Exchange Commission. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, and oversight (with a direct report relationship) of the work of Crown Andersen’s independent auditors.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference and should not otherwise be deemed filed under such Acts.

Audit Committee

Richard A. Beauchamp, Chairman

Jack C. Hendricks

L. Karl Legatski

Ruyintan (Ron) Mehta

Director compensation

Director fees. Non-employee directors are paid $2,500 and employee directors are paid $1,000 for each day of attendance at meetings of the full board of directors. In addition, non-employee directors are paid $500 per hour for any special work requested by Crown Andersen’s management beyond normal meetings. Directors also are reimbursed for travel expenses incurred in attending meetings.

Director consulting agreement. On October 30, 1998, Crown Andersen signed a consulting agreement with Mr. Michael P. Marshall, Sr., a director of Crown Andersen until he resigned in October

2003. Mr. Marshall controls a family partnership that owns 300,000 shares of Crown Andersen stock acquired in a private placement. The consulting agreement expired on December 31, 2003. Under this agreement, Mr. Marshall was paid a monthly fee of $5,000 or 0.5% of the market value of the 300,000 shares of Crown Andersen’s common stock, whichever is greater. Crown Andersen accrued $60,250 in consulting expenses under this agreement for the year ended September 30, 2003. Mr. Marshall advised Crown Andersen on growth by acquisition and merger, on enhancing shareholder value and on improving relations with the investment community, institutional investors, specific investors and market makers.

Deferred Compensation Plan for Directors. The Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”) was established by the board of directors effective August 6, 1990. A committee of officers appointed by the board of directors administers the Deferred Compensation Plan.

The purpose of the Deferred Compensation Plan is to permit all director fees otherwise payable to participating directors for service on the board of directors to be deferred. All directors are eligible to participate in the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are invested in accordance with a phantom stock program. Under the phantom stock program, the deferred fees are treated as if applied to purchase shares of Crown Andersen common stock. A bookkeeping account is established for each participant and is credited, as of the first business day following each meeting for which director fees are earned, with a number of “stock units” equal to the number of shares of common stock that could have been purchased with the fees on the last business day prior to the date of the meeting.

The number of stock units credited to the participant’s account is adjusted periodically to account for stock dividends, stock splits and other events affecting the number of outstanding shares, as if the stock units were actual shares of Crown Andersen common stock. In addition, in case dividends are paid with respect to Crown Andersen’s common stock, the number of stock units credited to a participant’s account will be increased as though a corresponding dividend was paid with respect to his stock units and the dividend was used to purchase additional stock units.

A participant will receive payment of his benefit under the Deferred Compensation Plan in a single lump-sum distribution of cash. At the commencement of participation in the Deferred Compensation Plan, each participant elects to receive his distribution either (i) on the date he reaches age 65 or at a later specified age, or (ii) on the date he leaves the Board. If a participant dies before receiving payment of his benefit under the Deferred Compensation Plan, payment will be made in a single lump-sum payment to his beneficiary as soon as practicable after the date of the participant’s death. Under certain limited circumstances, participant may be permitted to make a financial hardship withdrawal from his account.

A director will receive a cash distribution equal to the greater of (i) the value of the stock units credited to his account on the date of valuation or (ii) the total amount of fees deferred under the Deferred Compensation Plan plus interest accrued at an annual compounded rate of 8% from the dates of deferral through the date of valuation. The date of valuation is the date that precedes the distribution date by five business days. Stock units under the Deferred Compensation Plan are valued on the basis of the average of the closing bid and closing asked prices of Crown Andersen’s common stock as reflected in the Nasdaq SmallCap market on the last business day that immediately precedes the date of valuation.

During the fiscal year 2003, Messrs. Mehta and Legatski (non-employee directors) each deferred director’s fees of $7,500, which resulted in a credit of 2,655 stock units to each of their accounts at a value of $2.8249 per stock unit. Messrs. Brady, Graziano and Francken (employee directors) each deferred $3,000 in fees, which resulted in a credit of 1,062 stock units to their account at a value of $2.8249 per stock unit. Mr. Beauchamp (a non-employee director) and Mr. Marshall (a non-employee director until his resignation in October 2003) cashed out of the Deferred Compensation Plan during fiscal 2003 and therefore were not credited with any stock units.

During the fiscal year 2002, Messrs. Mehta, Beauchamp and Legatski (non-employee directors) each deferred director’s fees of $7,500, which resulted in a credit of 1,517 stock units to each of their accounts at a value of $4.94 per stock unit. Mr. Marshall (also a non-employee director) deferred directors’

fees of $2,500, which resulted in a credit of 427 stock units to his account at a value of $5.85 per stock unit. Messrs. Brady, Graziano and Francken (employee directors) each deferred $3,000 which resulted in a credit of 607 Stock units at a value of $4.94 per stock unit.

1998 Directors Stock Warrant Plan. Crown Andersen’s 1998 Directors Stock Warrant Plan (the “1998 Warrant Plan”) became effective upon approval by the stockholders of Crown Andersen during the 1998 Annual Meeting. An amendment approved by the stockholders in February 1999 increased the maximum number of shares that may be issued under the 1998 Warrant Plan to 300,000. There is no limit in the number of shares that may be made available to any individual director. The warrant committee of the board of directors administers the 1998 Warrant Plan.

Under the 1985 Directors Stock Warrant Plan, which preceded the 1998 Warrant Plan, warrants to purchase 10,000 shares were issued (5,000 warrants to Mr. Beauchamp at an exercise price of $12.13 and 5,000 warrants to Mr. Hendricks at an exercise price of $7.50). These warrants are exercisable on or before January 4, 2004. The warrants were re-priced to $4.60 per share upon approval by the Board of Directors on December 16, 1998.

The purpose of the 1998 Warrant Plan is to provide additional incentive to those members of the board of directors who are not employees of Crown Andersen or any of its subsidiaries by encouraging them to acquire stock ownership in Crown Andersen, thus giving them a proprietary interest in Crown Andersen’s business and providing them with a personal interest in Crown Andersen’s continued success and progress. There are currently four non-employee directors of the Company who are eligible to participate in the 1998 Warrant Plan.

The purchase price of the warrants is the fair market value of the warrants on the date of purchase as determined by the board of directors. Warrants sold to each director vest over a period of up to five years. The exercise price per share is equal to the fair market value of a share of Crown Andersen common stock on the date the warrants are purchased. Payment for stock acquired upon the exercise of warrants must be made in full at the time the warrant is exercised and may be made in cash or in shares of Crown Andersen common stock. No warrants may be issued or exercised under the Warrant Plan after January 31, 2008.

Warrants are not transferable except by will or the laws of descent and distribution. If the holder of warrant ceases to be a director of Crown Andersen due to death or legal incapacity, the warrants may be exercised by the executors or administrators of the holder’s estate, by the holder’s heirs, or by the holder’s legal guardian, if applicable, at any time within one year after the date of death or declaration of incapacity of the holder. If the holder of a warrant ceases to be a director of Crown Andersen for any reason other than death or legal incapacity, Crown Andersen is required to repurchase all unexercised warrants of such holder within 60 days of the termination of the directorship if so requested by the holder. The repurchase price per warrant is equal generally to the purchase price per warrant paid by such director for such warrants plus interest thereon at a rate of 8% per year. If no request for repurchase is made, the warrants will expire at the end of such 60-day period. The shares of stock subject to warrants held by former directors which are either repurchased by Crown Andersen or expire after 60 days may again become issuable upon the exercise of any additional warrants granted by Crown Andersen to any new non-employee directors.

The board of directors may amend or terminate the 1998 Warrant Plan at any time, except that no such amendment or termination may affect the rights of holders of outstanding warrants without their consent.

As a general rule, no federal income tax gain or loss will be recognized if common stock in a corporation is exchanged solely for common stock in the same corporation. Generally, when a director exercises warrants, the director recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the total of the warrant exercise price paid for such shares and the purchase price paid for the portion of the warrant being exercised. For Crown Andersen’s tax year that includes the date on which the director exercise warrants, Crown Andersen will have a deduction in the same amount as the ordinary income recognized by the exercising director. If a director exercises warrants by paying the exercise price with previously acquired common stock, the director will recognize income (relative to the new shares the director is receiving) in two steps. In the first step, a number of new shares equivalent to the number of old shares tendered (in payment of the exercise price) will be considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code of 1986, as amended, and the rulings thereunder, and no gain or loss will be recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the director will recognize income on those new shares equal to their fair market value on the date of exercise less any non-stock consideration tendered.

In June 1998, warrants to purchase 40,000 shares of common stock at an average price of $4.23 were purchased by Messrs. Hendricks, Dressler, Beauchamp and Legatski. In December 1998, Crown Andersen repurchased Mr. Dressler’s warrants to purchase 10,000 shares upon his retirement from the board. In January 1999, warrants to purchase 14,000 shares of common stock each at a price of $4.375 were purchased by Messrs. Beauchamp, Legatski, Hendricks, Marshall and Mehta. In April 1999, Messrs. Beauchamp, Legatski, Hendricks, Marshall and Mehta each acquired warrants to purchase 38,000 shares. All the authorized 300,000 warrants have been purchased by eligible directors.

Executive compensation

Summary compensation table. The following table sets forth the total annual compensation paid or accrued by Crown Andersen to or for the account of each of the executive officers whose total salary and bonus for the fiscal year ended September 30, 2003 exceeded $100,000.

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary $	Bonus $ (1)	Other Annual Comp. $ (2)	(# of shares) Restricted Stock Awards	LTIP Payouts $	All Other Comp $
Jack D. Brady Chairman of the Board and Chief Executive Officer; Chairman of the Board of Andersen	2003 2002 2001	167,700 190,800 160,000	0 0 27,200	4,300 12,800 11,991	0 0 0	0 0 0	0 0 0

Thomas Graziano, Director; President of Griffin Environmental Company, Inc.	2003 2002 2001	157,200 169,400 169,327	0 0 72,183	9,000 9,000 16,646	0 0 0	0 0 0	0 0 0

Rene C. W. Francken Director; Managing Director of Montair Andersen b.v.	2003 2002 2001	106,000 89,200 80,100	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

(1)	This column includes bonuses paid to all recipients in accordance with a plan administered by the compensation committee of the board of directors that provides for incentives based on financial performance, including cash flow, profitability, return on capital employed and growth of the various operating units.
(2)	Includes directors’ fees, value of company provided automobiles, life insurance premiums and company contributions to a 401(k) savings plan.

Aggregate option exercises in fiscal year 2003 and year-end option values. The following table sets forth information on options exercised during the fiscal year ended September 30, 2003 and values of option still held at year end. Crown Andersen did not issue stock appreciation rights during fiscal year 2003 and does not have any SARs outstanding. No named executive officer was awarded stock options during fiscal 2003. Mr. Francken does not hold any stock options and therefore has been omitted from the table below.

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of securities underlying unexercised options at FY-end (#) exercisable/ unexercisable	Value of unexercised in-the-money options at FY-end ($) exercisable/ unexercisable
Jack D. Brady	-0-	-0-	35,000/-	0/0
Thomas Graziano	-0-	-0-	70,000/-	0/0

Employment agreements. On October 1, 2001, Mr. Brady entered into an employment agreement with Crown Andersen for a term of three years, expiring on September 30, 2004. Mr. Brady’s earlier agreement provided for a four-year term that expired on September 30, 2001 at an annual salary of $160,000. Under terms of the new agreement, Crown Andersen will pay Mr. Brady an annual salary of $200,000 and furnish him with a company purchased or leased automobile for business use. The agreement does not provide for incentive cash bonuses or stock option plans. However, the board of directors, at its sole discretion, may establish such plans for the employee under company policy guidelines. The agreement provides further that (i) in the event employment is terminated by Crown Andersen at any time during the term of the agreement for any reason other than an act of disobedience, dishonesty, disloyalty or insubordination against Crown Andersen by Mr. Brady or (ii) in the event Mr. Brady elects to terminate his employment, or has his employment terminated in connection with certain dissolutions or transfers of ownership of Crown Andersen, then Crown Andersen will pay Mr. Brady a lump sum equal to twice the annual salary in effect at the time of termination. During fiscal 2003 Mr. Brady agreed to a voluntary salary reduction to $150,000 per year.

On April 5, 1999, Griffin Environmental Company, Inc., a Crown Andersen subsidiary, entered into an employment agreement for a period ending September 30, 2000 with Mr. Thomas Graziano, a director of Crown Andersen and President of Griffin Environmental. This agreement provides for an annual base salary of $135,000, a car allowance, and six months’ severance compensation. The agreement also included an option to purchase 40,000 shares of Crown Andersen common stock at $4.50 per share and a provision to earn a cash bonus of up to 25% of annual salary if certain pre-tax income targets are met. On September 30, 2000, Griffin entered into a new employment agreement with Mr. Graziano for a term of three years, expiring on September 30, 2003. This new agreement which has been extended through September 30, 2004, provides for a base annual salary of $170,000 and a car allowance. The agreement also included an option to purchase 40,000 shares of Crown Andersen common stock at $4.125 per share and a provision to earn a cash bonus of up to 50% of annual salary if certain pre-tax income targets are met. Mr. Graziano agreed to a voluntary salary reduction to $145,000 per year during fiscal 2003.

1998 Incentive Stock Option Plan. Crown Andersen’s 1998 Incentive Stock Option Plan (the “1998 ISO Plan”) became effective upon approval by stockholders of Crown Andersen at the 1998 Annual Meeting. The 1998 ISO Plan was amended at the 1999 Annual Meeting of Shareholders to increase the number of shares available for grant to 300,000.

From the 1985 Incentive Stock Option Plan, which preceded the 1998 ISO Plan, options to purchase 10,000 shares remain outstanding. The exercise prices for these options were re-priced from $7.50 to $4.60 per share upon approval by the board of directors on December 16, 1998.

The purpose of the 1998 ISO Plan is to provide additional incentive to eligible employees of Crown Andersen by encouraging them to acquire stock ownership in Crown Andersen, thus giving them a proprietary interest in Crown Andersen’s business and an incentive to remain in the employ of Crown Andersen.

The 1998 ISO Plan provides for the grant of options intended to quality as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Subject to the anti-dilution provisions of the 1998 ISO Plan, a maximum of 300,000 shares of Crown Andersen’s common stock are reserved for issuance under the 1998 ISO Plan.

The persons who are eligible to receive ISOs are key executive employees of Crown Andersen and its subsidiaries as the board of directors may select from time to time. ISOs may be granted to no more than fifteen persons. The option price for each ISO is determined in one of two ways. If the recipient of the ISO owns 10% or less of the total combined voting power of outstanding stock of Crown Andersen at the time the ISO is granted, the option price is an amount equal to the fair market value of the stock at the time of grant. If the recipient owns more than 10% of the total combined voting power of outstanding stock of Crown Andersen at the time the ISO is granted, the option price is an amount equal to 110% of the fair market value of the stock as determined in the plan. The fair market value per share of common stock of Crown Andersen for purposes of issuing ISOs is the closing price of the stock on the date the ISO is granted.

Each executed option agreement provides certain steps for exercising the options. Should an ISO holder choose to do so, the holder may exercise less than the number of shares of stock subject to the ISO, but not less than 25% of the number of shares of stock initially subject to such ISO. No ISO is exercisable after a period of five years from the date upon which the ISO was granted. Certain requirements concerning status of employment with Crown Andersen, and outstanding unexercised previous options, are also included in the plan.

Payment for stock purchased upon the exercise of an option must be made in full at the time the option is exercised and must be made in cash or in shares of Crown Andersen common stock. ISO holders are required to agree to hold the ISOs for investment purposes and not with a view to resell or distribute the ISOs to the public. ISO holders must agree to make no disposition of the shares acquired through the options within two years from the date of the grant of the ISO or within one year after the transfer of such shares to the holder resulting from the exercise of an incentive program.

The board of directors may amend or terminate the 1998 ISO Plan at any time, except that no such amendment or termination may affect the rights of holders of outstanding options without their consent nor may any change in the 1998 ISO Plan be made without the prior approval of the holders of a majority of Crown Andersen’s outstanding common stock if such change would cause the 1998 ISO Plan to fail to qualify as an “incentive stock option plan” pursuant to section 422 of the Internal Revenue Code.

An option holder has no tax consequences upon issuance or, generally, upon exercise of an incentive stock option. An option holder will recognize income when the holder sells or exchanges the shares acquired upon exercise of an incentive stock option. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods as required by the 1998 ISO Plan.

The use of shares acquired upon exercise of an ISO to pay the exercise price of another incentive stock option will be considered disposition of the shares. If the option holder transfers any such shares after holding them for the requisite holding periods required by the ISO Plan, or transfers shares acquired pursuant to exercise of a nonqualified stock option or on the open market, the holder generally will not recognize any income upon the exercise.

Savings Investment Plan. The Crown Andersen Inc. Savings Investment Plan (the “SIP”) was adopted by the board of directors on May 9, 1988. The purpose of the SIP is to provide eligible employees of Crown Andersen and its subsidiaries with an opportunity to accumulate savings on a pre-tax basis for their future security.

All employees (except leased employees or certain employees who are members of a collective bargaining unit) of Crown Andersen or any of its subsidiaries that have adopted the SIP (Crown Andersen and such subsidiaries are referred to herein singularly as the “Participating Company” and collectively as the “Participating Companies”) who have satisfied certain standards as to hours of service and who have completed a full year of service with the Participating Companies are eligible to participate in the SIP. The SIP is a qualified, contributory profit sharing plan.

All pre-tax contributions by participants and the Participating Companies’ additional contributions to the SIP are always 100% vested. The Participating Companies’ matching contributions become 50% vested as of the last day of the plan year in which these contributions were made and become 100% vested if the participant remains continuously employed with the Participating Companies for one additional year (or in certain cases separates from service in the additional year). The matching contributions credited to a participant’s account may become 100% vested prior to his completion of such additional year if Crown Andersen terminates the SIP or if the participant reaches age 65, has completed five years of service with a Participating Company, dies or become eligible for long-term disability benefits from a Participating Company while an employee thereof.

Except in certain limited circumstances, participants may not receive distributions from the SIP until their death, disability or termination of employment with the Participating Companies. Each distribution is made in the form of a single lump sum cash payment.

Mr. Jack D. Brady is the trustee of the trust maintained pursuant to the Sip and IJL Wachovia is the custodian of the funds. The trustee invests the amounts credited to participants’ accounts in accordance with the SIP and the trust agreement.

Compensation committee report

The compensation committee is composed of Jack C. Hendricks, who is a retired president of Crown Andersen, L. Karl Legatski, who is currently president of a private corporation in the United States, and Richard A. Beauchamp, who is a retired chief executive officer of a private corporation in the United States. The committee has access to national compensation surveys and regional compensation information on executives in companies both larger and smaller than Crown Andersen. The committee uses all of these sources in reviewing compensation. Once each year since its formation, the committee has reviewed total compensation for Crown Andersen’s executive officers. The committee established a three-year employment contract for Mr. Brady, which is discussed in the preceding section. Mr. Brady was paid compensation which generally ranked him among the lower 30% of executives in similar positions for corporations of similar size to Crown Andersen. The compensation committee then structured cash bonus programs annually for Mr. Brady that were tied to key financial performance indicators, including return on capital employed, cash management, profitability, earnings growth, and domestic revenue growth. The cash bonus allowed Mr. Brady to increase his compensation to much more competitive levels with others with similar responsibility in other public companies, but only if favorable financial results are achieved. The board of directors also asked the committee to review total annual compensation of Tom Van Remmen (vice president of Anderson 2000 Inc.), Randall Morgan (chief financial officer of Crown Andersen), Rene Francken (managing director of Montair Andersen b.v.), and Tom Graziano (President of Griffin Environmental), in addition to Mr. Brady, on an annual basis. The committee agreed to do so and started these additional reviews at the end of fiscal 1995. These additional individuals were also given an incentive bonus plan similar to Mr. Brady’s.

For fiscal 2003, Mr. Brady’s available bonus was based on 100% weighting of Crown Andersen’s consolidated results. Mr. Francken’s bonus was based on a 100% weighing of Montair Andersen’s results. Mr. Van Remmen’s bonus was based on 100% weighing of Andersen 2000 Inc. results. Mr. Graziano’s available bonus was based on 100% weighting of Griffin results. Mr. Morgan’s bonus was based on 100% weighting of Crown Andersen’s consolidated results. The target performance levels for the various subsidiaries and consolidated operations were weighed differently for each of the individuals, depending upon what areas the compensation committee determined needed specific management attention at each of the operations. The maximum bonus achievable for any of the individuals was $85,000 and the minimum was zero. The targets were considered by the committee to be achievable but to require above average performance from each of the individuals included in the plan. The targets have been adjusted annually by the Committee, as have the weightings for the participants. Based on the poor financial results for 2003, none of the above-named employees earned any bonus.

Mr. Brady is a substantial shareholder in Crown Andersen and is thus motivated to act on behalf of its shareholders to optimize overall company performance. In the committee’s opinion, Mr. Brady and the other named officers were properly compensated in 2003 when compared with all others in similar positions in companies of similar size. In the committee’s opinion, they were not overcompensated and have not been during the committee’s tenure. A substantial portion of their income has always been dependent on Crown Andersen’s financial performance.

Compensation Committee

Jack C. Hendricks

L. Karl Legatski

Richard A. Beauchamp

Reports required by Section 16(a) of the Securities Exchange Act of 1934

The Securities and Exchange Commission has adopted rules and forms that apply to Crown Andersen relating to reports concerning stock ownership and transactions by directors, officers, and principal stockholders who directly or indirectly are the beneficial owners of more than 10% of any class of any equity security. The rules require that any Crown Andersen director, officer or principal shareholder file a Form 3, which is an initial statement of beneficial ownership of equity securities, a Form 4 to report any changes in beneficial ownership and a Form 5 within 45 days after the end of Crown Andersen’s fiscal year to report any securities transactions during the previous fiscal year that have not been previously reported on a Form 3 or a Form 4.

Based on a review of Forms 3, 4 and 5 and any amendments, and certain representations that have been furnished to Crown Andersen for its fiscal year ended September 30, 2003, there were no persons who were subject to this filing requirement who failed to file the required reports on a timely basis.

Certain relationships and related transactions

On March 1, 2004 Crown Andersen borrowed $1,000,000 from Michael P. Marshall, Sr., a former director who beneficially owned 31.27% of Crown Andersen’s common stock at the time of the transaction. One June 16, 2004, Crown Andersen borrowed an additional $1,000,000 from Mr. Marshall, thereby increasing the principal amount of the loan to $2,000,000. The loan, which pays interest at 8% per annum, matures on August 26, 2005. The maturity date may be extended by Mr. Marshall in his sole discretion and, unless earlier converted into preferred stock as described below, will be extended in 30 day increments if that certain matter filed by the Georgia Gulf Corporation against Andersen 2000 on October 16, 1996 in the state of Louisiana (the “Georgia Gulf Litigation”) has not been resolved or settled by the stated maturity date. In no event will the maturity date be extended beyond February 27, 2006. The loan is secured by substantially all of Crown Andersen’s assets.

Except as provided below, Mr. Marshall is obligated to convert the outstanding principal and accrued but unpaid interest on the note into shares of preferred stock with rights, preferences, terms and limitations that are acceptable to Mr. Marshall and consistent with the terms outlined below. The conversion price is the lesser of $2.00 per preferred share (subject to adjustments such as stock splits or stock dividends) or the price at which each share of preferred stock is sold in a subsequent equity financing transaction with proceeds to the company of at least $1,000,000. Mr. Marshall is not required to convert the note into preferred stock if the Georgia Gulf Litigation is not resolved to Mr. Marshall’s satisfaction.

Should the note be converted into preferred stock, it is anticipated that each share of preferred stock would carry voting rights similar to the common shares and would be convertible at the option of the holder into one share of common stock. This would give Mr. Marshall voting control over Crown Andersen (Mr. Marshall would control approximately 54% of the voting interests). The preferred stock would entitle the holder to receive a preferred dividend equal to 8% if and when declared by the board of directors. In the event of a liquidation or sale of the company, the holders of the preferred stock would be entitled to receive in preference to the holders of common stock an amount equal to the original purchase price of the preferred stock plus any declared but unpaid dividends. The remaining proceeds, if any, would be shared by the preferred shareholders and the common shareholders on an as-converted basis.

The loan transaction was unanimously approved by Crown Andersen’s board of directors, including all members of the audit committee. Crown Andersen believes that the terms of the loan are at least as favorable to it as terms available from unrelated third parties.

Proposal no. 3 – Ratification of independent accountants

Relationship with independent accountants

Grant Thornton, LLP served as Crown Andersen’s independent accountant for the year ended September 30, 2003 and performed an audit of Crown Andersen’s fiscal year 2003 financial statements, which are included in the Annual Report that accompanies this Proxy Statement. The audit committee of the Crown Andersen’s board of directors has selected Grant Thornton, LLP as its independent accountants for the 2004 fiscal year.

Representatives of Grant Thornton, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will be available to respond to questions from the shareholders. Grant Thornton, LLP has advised Crown Andersen that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Crown Andersen or any of its subsidiaries.

Audit fees

Grant Thornton, LLP billed Crown Andersen $84,000 for fiscal year 2003 and $56,000 for fiscal year 2002 for professional services relating to the annual audit and 10-Q or 10-QSB reviews or services that are normally provided by the accountant in connection with statutory and regulatory filings. The audit committee of the board of directors has considered whether the providing of the services covered under the captions “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining the independence of Grant Thornton, LLP.

Tax fees

Grant Thornton, LLP billed the Company $13,000 for fiscal year 2003 and $10,000 for fiscal year 2002 for professional services relating to tax compliance, tax advice and tax planning.

All other fees

Other than audit and tax services, Grant Thornton, LLP did not provide any services to Crown Andersen during fiscal years 2003 or 2002.

Preapproval by audit committee

The audit committee is required to give advanced approval of any non-audit services to be performed by Crown Andersen’s independent accountants, provided that such services are not otherwise prohibited by law. Accordingly, 100% of the services described in the captions “Audit-related fees”, “Tax fees” and “All other fees” above were approved by the audit committee.

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton, LLP as Crown Andersen’s independent accountants for fiscal year 2004.

Proposal no. 4 – Adjournment of the annual meeting

If at the annual meeting the number of shares of existing common stock voting in favor of either Proposal no. 1 to amend our certificate of incorporation to effect the reverse/forward stock split is greater than the number of shares voted against the proposal but is less than the absolute majority of all outstanding shares required to approve the applicable proposal under Delaware law, management intends to move to adjourn the annual meeting in order to enable it to solicit additional proxies in favor of the proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not upon the other proposals described in this Proxy Statement.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn the annual meeting, and any later adjournments of the annual meeting, to a date or dates not later than             , 2004, to enable our management to solicit additional proxies in favor of Proposal no. 1.

If our stockholders approve the adjournment proposal, management could adjourn the annual meeting and any adjourned session of the meeting to a date or dates not later than             , 2004 and use the additional time to solicit additional proxies in favor of the Proposal no. 1, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal.

Approval of the adjournment proposal will require a majority of votes of holders of existing common stock present in person or represented by proxy at the annual meeting.

The board of directors believes that if the number of shares of our existing common stock voting in favor of the approval and adoption of Proposal no. 1 to effect the reverse/forward stock split is greater than the number of shares voted against but is less than the absolute majority of all outstanding shares required, it is in the best interests of the stockholders to enable management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve it.

The board of directors unanimously recommends that shareholders vote “FOR” the proposal to grant management the discretionary authority to adjourn the annual meeting to a date or dates not later than             , 2004.

Information about Crown Andersen Inc.

General

Crown Andersen Inc. was incorporated under Delaware law in 1985. Through its subsidiaries, it designs, manufactures, sells and installs a wide range of industrial air pollution control and air handling systems, product recovery equipment, and a complete line of medical, chemical and industrial waste treatment equipment and systems. It serves as a holding company for Andersen 2000 Inc. and Griffin Environmental Company, Inc. Through Andersen 2000, Crown Andersen owns 100% of Montair Andersen bv in Sevenum, a company organized and located in The Netherlands. Crown Andersen’s principal executive offices are located at 306 Dividend Drive, Peachtree City, Georgia 30269. The telephone number of Crown Andersen’s principal executive offices is (770) 486-2000.

Additional information regarding Crown Andersen is available in its Annual Report to Shareholders on Form 10-KSB for the fiscal year ended September 30, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003. See “Financial information and incorporation by reference” at page     .

Description of capital stock

Crown Andersen’s authorized capital stock currently consists of 25,000,000 shares of which 20,000,000 is common stock, $0.10 par value per share. After the reverse/forward stock split, the number of authorized common shares and the par value of the common stock will remain the same. As of the record date for the annual meeting,              shares of Crown Andersen’s common stock were issued and outstanding. No other class of capital stock was outstanding. The number of shares of common stock outstanding after the reverse/forward stock split will be approximately 1,837,000. Holders of Crown Andersen’s common stock are entitled, and will continue to be entitled after the reverse/forward stock split, to one vote per share on all matters requiring a vote of shareholders, including the election of directors.

Ownership of voting securities

Security ownership of certain beneficial owners. The following table sets forth certain information with respect to the beneficial ownership of Crown Andersen’s common stock as of June 18, 2004 by each person known by Crown Andersen to beneficially own more than 5% of its outstanding common stock.

Name and Address	Number of Shares Owned (1)		Percent Of Class
Jack D. Brady 306 Dividend Drive Peachtree City, GA 30269	152,354	(2)	8.02%

Michael P. Marshall, Sr. P.O. Box 25121 Jackson, WY 83001	1,599,400	(3)	54.83%

E* Capital Corporation 1000 Wilshire Blvd. Los Angeles, Ca 90017	258,000	(4)	13.83%

(1)	The stock ownership information has been furnished to Crown Andersen by the named persons. Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares that may be acquired within 60 days upon the exercise of outstanding stock options and warrants. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares listed as owned by such persons.
(2)	Mr. Brady is President, Chairman of the Board and Chief Executive Officer of Crown Andersen. The shares listed for Mr. Brady include 2,000 shares held in an IRA, 7,272 shares owned by Mr. Brady’s sons, and 35,000 shares that may be acquired upon the exercise of vested stock options.

(3)	Mr. Marshall was a director of Crown Andersen until his resignation in October 2003. The shares listed for Mr. Marshall include 300,000 shares owned by a family partnership that Mr. Marshall controls and vested warrants to purchase 52,000 shares of common stock. Mr. Marshall also holds a promissory note issued by Crown Andersen that is convertible into 1,000,000 shares of preferred stock, which would represent 100% of Crown Andersen’s preferred stock. See “Certain relationships and related transactions” at page __. According to the terms of the preferred stock, its is convertible into common stock on a one-for-one basis. Therefore, in accordance with SEC rules, the number of common shares being reported as owned by Mr. Marshall includes these 1,000,000 shares of common stock that are obtainable by the conversion of his promissory note into preferred stock and the subsequent conversion of the preferred stock into common stock.
(4)	Includes 17,600 shares held by Edward Wedbush, a principal of E* Capital Corporation.

Security ownership of management. The following table sets forth certain information with respect to the beneficial ownership of Crown Andersen common stock as of June 18, 2003 by (i) each of Crown Andersen’s directors; (ii) each of Crown Andersen’s executive officers; and (iii) all of Crown Andersen’s directors and executive officers as a group.

Name	Number of Shares Owned (1)		Percent Of Class
Richard A. Beauchamp	55,225	(2)	2.89%

Jack D. Brady	152,354	(3)	8.02%

René C. W. Francken	3,400		0.18%

Thomas Graziano	80,000	(4)	4.13%

Jack C. Hendricks	54,000	(2)	2.82%

Ruyintan (Ron) Mehta	51,600	(2)	2.72%

L. Karl Legatski	55,100	(2)	2.87%

Randall H. Morgan	7,090	(5)	0.38%

All directors and executive officers as a group (8 persons)	1,039,679	(6)	47.32%

(1)	See Note 1 to the table listing security ownership of certain beneficial owners above.
(2)	Includes vested warrants for the purchase of Crown Andersen’s common stock under Crown Andersen’s Director Stock Warrant Plan as follows: Mr. Beauchamp – 49,000 shares; Mr. Hendricks – 49,000 shares; Mr. Mehta – 34,000 shares; Mr. Legatski – 54,400 shares.
(3)	See Note 2 to the table listing security ownership of certain beneficial owners above.
(4)	Includes 70,000 shares that may be acquired pursuant to the exercise of vested stock options.
(5)	Includes 7,000 shares that may be acquired pursuant to the exercise of vested stock options.
(6)	Includes 332,000 shares that may be acquired pursuant to the exercise of vested stock options and warrants.

Price range of common stock and dividends

Crown Andersen’s common stock, with a trading symbol of CRAN, is traded on the Nasdaq Smallcap market. During the last three fiscal years, the high and low prices have been:

	Year ended Sept. 30, 2004		Year ended Sept. 30, 2003		Year ended Sept. 30, 2002
	High	Low	High	Low	High	Low
First quarter	4.06	2.11	$4.10	$2.00	$8.25	$5.80
Second quarter	2.69	1.44	2.56	2.02	8.50	5.05
Third quarter*	1.88	1.40	2.55	2.40	6.89	5.40
Fourth quarter			3.43	2.30	5.60	3.05

*	NOTE: Through June 11, 2004

Crown Andersen has not paid cash dividends on its common stock during the last two years.

Persons making the solicitation

The enclosed proxy is solicited on behalf of the board of directors of Crown Andersen. The cost of soliciting proxies in the accompanying form will be borne by Crown Andersen. In addition to the use of mail, officers and directors of Crown Andersen may solicit proxies by telephone or telegraph. Upon request, Crown Andersen will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Stockholder proposals for 2005 annual meeting

In the event the reverse/forward stock split is not effected, any proposal that a shareholder wishes to have presented at the next meeting of shareholders of Crown Andersen and included in Crown Andersen’s Proxy Statement to be used in connection with such meeting must be received at the main office of Crown Andersen, 306 Dividend Drive, Peachtree City, Georgia 30269, on or before September 21, 2004, in order to be included in Crown Andersen’s Proxy Statement and form of proxy for such meeting. If such proposal complies with all requirements of Rule 14a-8 of the Exchange Act, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for the annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt. No such proposals were received before the release date of this Proxy Statement.

Other matters

As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

The cost of soliciting proxies will be borne by Crown Andersen. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of Crown Andersen who will not be specially compensated for such solicitation.

Financial information and incorporation by reference

In Crown Andersen’s filings with the SEC information is sometimes incorporated by reference. This means that Crown Andersen is referring you to information that it has filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. The following documents, which are included with your proxy statement and proxy, are incorporated by reference herein:

•	Crown Andersen’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, including the interim financial information;

•	Crown Andersen’s Annual Report on Form 10-KSB for fiscal year ended September 30, 2003, including audited financial information;

•	Crown Andersen’s Filing on Form 8-K dated May 26, 2004;

•	Crown Andersen’s Filing on Form 8-K dated April 13, 2004;

•	Crown Andersen’s Filing on Form 8-K dated March 9, 2004;

•	Crown Andersen’s Filing on Form 8-K dated March 3, 2004; and

•	Crown Andersen’s Filing on Form 8-K dated January 21, 2004;

Copies of these reports are also available at the SEC’s website (http://www.sec.gov). Crown Andersen’s SEC file number is 000-14229.

Forward-looking statements

Statements contained herein that are not purely historical are forward-looking statements, including but not limited to statements regarding Crown Andersen’s expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and Crown Andersen undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, Crown Andersen in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “Available information.”

Available information

Crown Andersen is subject to the information requirements of the Exchange Act, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

By order of the Board of Directors

/s/ Jack D. Brady, Chairman and CEO

            , 2004

Appendix A

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CROWN ANDERSEN INC.

Crown Andersen Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:00 p.m., eastern time, on             .

THIRD: Article VI(a) of the Certificate of Incorporation is hereby amended by deleting Article VI(a) in its entirety and replacing it with the following:

“(a) Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one five-hundredth (1/500) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 500 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this              day of                     , 2004.

By:
Name:
Title:

A-1

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO EFFECT FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CROWN ANDERSEN INC.

Crown Andersen Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:01 p.m, eastern time, on             .

THIRD: Article VI(a) of the Restated Certificate of Incorporation is hereby amended by deleting Article VI(a) in its entirety and replacing it with the following:

“(a) Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 500-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000, of which 20,000,000 shall be Common Stock, $0.10 par value per share. Shares of Common Stock and Preferred Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation from time to time may determine, except that shares of Common Stock and Preferred Stock may not be issued for less than par value or stated value, respectively, thereof.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this              day of                     , 2004.

By:
Name:
Title:

A-2

CROWN ANDERSEN INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2004

The undersigned hereby appoints Jack D. Brady and Randall H. Morgan, or any one of them, as Proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of Crown Andersen Inc. (the “Company”), 306 Dividend Drive, Peachtree City, Georgia 30269, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Company’s headquarters on             , 2004 at 10:00 a.m. local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE PROPOSALS

PROPOSAL ONE:	The approval of an amendment to the Company’s certificate of incorporation to effect a reverse 1-for-500 stock split followed immediately be a forward 500-for-1 stock split of common shares. Each shareholder owning less than 500 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive a cash payment equal to $1.95 per share on a pre-split basis.

	☐ For	☐ Against	☐ Abstain

PROPOSAL TWO:	The election of seven directors. The election of the following named persons each to serve as directors for a one-year term expiring at the 2005 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

	☐ For all the nominees listed below (except as marked to the contrary below)		☐ Withhold authority to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee or nominees, strike a line through the nominee’s name or names listed below.)

Richard A. Beauchamp
Jack D. Brady
Rene C.W. Francken
Thomas Graziano
Jack C. Hendricks
Ruyintan (Ron) Mehta
L. Karl Legatski

PROPOSAL THREE:	The ratification of the selection of Grant Thornton, LLP as the Company’s independent auditors for fiscal 2004.

	☐ For	☐ Against	☐ Abstain

PROPOSAL FOUR:	The approval of an adjournment of the Meeting, if necessary, to solicit additional proxies.

	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	, 2004
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please mark, date and sign this Proxy, and return it in the enclosed self-addressed return envelope. No postage is necessary.